UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Becton, Dickinson and Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
	☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com
December 16, 2019
Dear Fellow Shareholders:
You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 28, 2020 at The Westin Governor Morris, 2 Whippany Road, Morristown, New Jersey.
The accompanying notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.
Your vote is important. Whether or not you plan to attend the 2020 Annual Meeting in person, we encourage you to vote your shares. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting.
Thank you for your continued support of BD.

Sincerely,

Vincent A. Forlenza Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
December 16, 2019
The 2020 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 28, 2020
TIME:	1:00 p.m. EST
LOCATION:	The Westin Governor Morris 2 Whippany Road Morristown, New Jersey
PURPOSE:	To consider and act upon the following proposals:
1. The election as directors of the thirteen nominees named in the attached proxy statement for a one-year term;
2. The ratification of the selection of the independent registered public accounting firm;
3. An advisory vote to approve named executive officer compensation;
4. Approval of an amendment to the 2004 Employee and Director Equity-Based Compensation Plan;
5. Approval of the French Addendum to the 2004 Employee and Director Equity-Based Compensation Plan;
6. A shareholder proposal seeking to lower the ownership threshold required to call a special shareholders meeting, if properly presented at the meeting; and
7. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on January 28, 2020. BD’s proxy statement and 2019 Annual Report of Shareholders, which includes BD’s consolidated financial statements, are available at www.edocumentview.com/BDX.
Shareholders of record as of the close of business on December 9, 2019 are entitled to notice of, and to vote at, the 2020 Annual Meeting of Shareholders (or any adjournment or postponement thereof).

By order of the Board of Directors,

Gary DeFazio Senior Vice President and Corporate Secretary

YOU CAN VOTE BY PROXY OR SUBMIT VOTING INSTRUCTIONS IN
ONE OF THREE WAYS:
1.    VIA THE INTERNET:
Visit the website noted on your proxy/voting instruction card.
2.     BY TELEPHONE:
Use the telephone number noted on your proxy/voting instruction card.
3.     BY MAIL:
Promptly return your signed and dated proxy/voting instruction card in the envelope provided.

PROXY STATEMENT
_____________________________
2020 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 28, 2020
 _____________________________
BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
  _____________________________

GENERAL INFORMATION

Proxy solicitation
These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 16, 2019 in connection with the solicitation of proxies by the BD Board of Directors (the “Board”) for BD’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) to be held at 1:00 p.m. EST on Tuesday, January 28, 2020 at The Westin Governor Morris, 2 Whippany Road, Morristown, New Jersey.
BD’s directors and its officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.
Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on January 28, 2020. This proxy statement and BD’s 2019 Annual Report to Shareholders are also available at www.edocumentview.com/BDX.
Shareholders entitled to vote; Attendance at the 2020 Annual Meeting
The record date for determining shareholders entitled to notice of, and to vote at, the 2020 Annual Meeting (or any adjournment or postponement thereof) was December 9, 2019. As of such date, there were 271,011,748 shares of BD common stock outstanding, each entitled to one vote.
If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. BD may request appropriate identification for any person seeking to attend the meeting as a condition of admission.
Quorum; Required vote
The holders of a majority of the shares entitled to vote at the 2020 Annual Meeting must be present in person or represented by proxy to constitute a quorum. Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director receives a greater number of votes “against” the director’s election than votes “for” such election, the director must offer to submit his or her resignation, and the Board will decide whether to accept the offer to resign in accordance with the process described on page 17 of this proxy statement.
Approval of each of Proposals 2 through 6 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for any of these proposals.

How to vote
Shareholders of record may cast their votes at the meeting. In addition, shareholders of record may cast their votes by proxy, and participants in the BD plans described below may submit their voting instructions, by:

•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

•	using the telephone number listed on the proxy card; or

•	signing, completing and returning the proxy card in the postage-paid envelope provided.
Votes and voting instructions provided through the Internet and by telephone are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in BD’s Global Share Investment Program (the “GSIP”) must be received by 12:00 p.m. EST on January 22, 2020, and voting instructions submitted by participants in all other BD plans must be received by 12:00 p.m. EST on January 24, 2020. All proxies submitted by record holders through the Internet or by telephone must be received by 11:00 a.m. EST on January 28, 2020 in order to be timely processed.
If you are the beneficial owner of shares held in street name, you have the right to direct your bank, broker or other nominee on how to vote your shares by following the instructions provided to you by your nominee. In the alternative, you may vote in person at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting.
Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board set forth in this proxy statement. If you hold your shares in street name and do not provide timely voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on the election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 3), either of the proposals relating to our equity compensation plan (Proposals 4 and 5) or the shareholder proposal regarding special meetings (Proposal 6), but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 2).
Participants in BD plans
Participants in the BD 401(k) Plan or the 401(k) plans of any BD subsidiary may instruct the plan trustee how to vote the shares of BD common stock allocated to their plan accounts. Shares for which no voting instructions have been received by the plan trustee will be voted in the same proportion as those shares for which timely instructions are received.
Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”), the 1996 Directors’ Deferral Plan (the “Directors’ Deferral Plan”), and the GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for the shares of BD common stock allocated to their plan accounts. The trustees of these plans will vote the plan shares for which they do not receive instructions from participants in the same proportion as the plan shares for which they do receive instructions.
Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.
Revocation of proxies or change of instructions
A proxy given by a shareholder of record may be revoked or changed by:

•	sending written notice of revocation to the Corporate Secretary of BD at the address set forth above, or delivering such notice at the meeting, prior to the voting of the proxy,

•	delivering a proxy (by one of the methods described above under the heading “How to vote”) bearing a later date, or

•	voting in person by written ballot at the meeting.
Participants in the plans described above may change their voting instructions by timely delivering new voting instructions by one of the methods described above under the heading “How to vote.”

If you are the beneficial owner of shares held in street name, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to vote.”
Other matters
The Board is not aware of any matters to be presented at the 2020 Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting (or any adjournment or postponement thereof), the persons named in the proxy card will vote on such matters in their discretion in accordance with their best judgment.
OWNERSHIP OF BD COMMON STOCK
Securities owned by certain beneficial owners
The following table sets forth as of September 30, 2019, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock, the only class of BD capital stock with voting rights. This information is based on filings made by such persons with the Securities and Exchange Commission (“SEC”). In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and address of beneficial owner	Title of Security	Amount and nature of beneficial ownership	Percent of class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Common Stock	35,303,141 (1)	12.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	23,281,365 (2)	8.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	21,496,802 (3)	7.9%
FMR, LLC 245 Summer Street Boston, MA 02210	Common Stock	13,621,875 (4)	5.0%
_____________________________________________

(1)
The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 12,039,687 shares. Includes approximately 3,385,222 shares underlying depositary shares that are convertible into common stock at the option of the holder.

(2)
The beneficial owner has sole dispositive power with respect to 22,897,636 shares and shared dispositive power with respect to 383,729 shares, and has sole voting power with respect to 317,956 shares and shared voting power with respect to 85,845 shares.

(3)
The beneficial owner has sole dispositive power with respect to these shares, and sole voting power with respect to 18,978,595 shares. Includes approximately 1,010,019 shares underlying depositary shares that are convertible into common stock at the option of the holder.

(4)
The beneficial owner has shared dispositive power with respect to these shares and sole voting power with respect to 2,008,521 shares. Includes approximately 316,395 shares underlying depositary shares that are convertible into common stock at the option of the holder.

Securities owned by directors and management
The following table sets forth as of December 1, 2019 information concerning the beneficial ownership of BD common stock by (i) each director and nominee, (ii) the executive officers named in the Summary Compensation Table on page 36, and (iii) all BD directors and executive officers as a group. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.
BD Common Stock

Name	Amount and nature of beneficial ownership(1)	Percentage of class
Catherine M. Burzik	10,007	*
R. Andrew Eckert	3,491	*
Vincent A. Forlenza	1,416,995	*
Claire M. Fraser	21,603	*
Jeffrey W. Henderson	1,336	*
Christopher Jones	22,664	*
Patrick K. Kaltenbach	4,236	*
Marshall O. Larsen	24,899	*
Alberto Mas	104,673	*
David F. Melcher	6,200	*
Thomas E. Polen	77,222	*
Claire Pomeroy	7,309	*
Christopher R. Reidy	191,664	*
Rebecca W. Rimel	11,113	*
Timothy M. Ring	85,043	*
Bertram L. Scott	43,727	*
Directors and executive officers as a group (22 persons)	2,398,478	*
_______________________________________

*	Represents less than 1% of the outstanding BD common stock.

(1)
Includes (a) shares held directly, (b) with respect to executive officers, indirect interests in BD common stock held under BD plans, and (c) with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on page 55. Includes shares that executive officers may acquire within 60 days under outstanding equity compensation awards, including: Mr. Forlenza, 1,209,329 shares; Mr. Kaltenbach, 4,236 shares; Mr. Mas, 87,177 shares; Mr. Polen, 63,410 shares; and Mr. Reidy, 167,062 shares. Also includes, with respect to each non-management director, shares issuable under equity awards as follows: Ms. Burzik, 4,883 shares; Mr. Eckert, 932 shares; Dr. Fraser, 18,092 shares; Mr. Henderson, 932 shares; Mr. Jones, 10,794 shares; Mr. Larsen, 16,144 shares; Mr. Melcher, 4,418 shares; Dr. Pomeroy, 2,345 shares; Ms. Rimel, 6,199 shares; Mr. Ring, 17,897 shares and Mr. Scott, 23,547 shares. The above table does not reflect the grant of restricted stock units that the persons elected as non-management directors at the 2020 Annual Meeting will receive, as the amount of these grants cannot be determined at this time. See “Non-management directors’ compensation” on page 12.

Delinquent Section 16(a) reports
Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the New York Stock Exchange (“NYSE”). Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that during fiscal year 2019, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a), except that reports for four transactions by Cathleen M. Burzik were inadvertently filed late due to an oversight by the broker who effected the transactions without Ms. Burzik’s knowledge.

PROPOSAL 1.    ELECTION OF DIRECTORS
Members of our Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected.
Each of the nominees is a current member of our Board, except for Thomas E. Polen. Mr. Polen is BD's current President and Chief Operating Officer ("COO"), and has been elected by the Board to become BD's Chief Executive Officer ("CEO") and President, effective upon the conclusion of the 2020 Annual Meeting. BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.
BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoint, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight of BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.
Nominees for Director

Catherine M. Burzik, 69, has been a director since 2013. From 2006 until the sale of the company in 2012, she served as President and Chief Executive Officer of Kinetic Concepts, Inc., a medical device company specializing in the fields of wound care and regenerative medicine. Prior thereto, she was President of Applied Biosystems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. Ms. Burzik also is a director of Haemonetics Corporation.
Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic, product development and leadership expertise, and extensive knowledge of the global healthcare field.

R. Andrew Eckert, 58, has been a director since 2016. From 2017 until the sale of the company in October 2019, he served as President and Chief Executive Officer of Acelity L.P. Inc., a global wound care company. From 2015 until 2016, he served as the Chief Executive Officer of Valence Health, Inc., a healthcare information technology and services company. Prior thereto, Mr. Eckert served as Chief Executive Officer of TriZetto Corporation, a healthcare information technology solutions firm, and Chief Executive Officer of CRC Health Group, a provider of specialized behavioral healthcare services. Mr. Eckert also is the Chairman of Varian Medical Systems.
Mr. Eckert is a leader in the growing field of healthcare information technology, with extensive experience as an executive officer of several healthcare companies. He has a deep knowledge of operations, strategic planning, product development and marketing, and has valuable corporate governance insight gained from having served as a director of several public companies.

Vincent A. Forlenza, 66, has been a director since 2011. Mr. Forlenza became BD’s Chairman in 2012. He was elected BD's CEO in 2011 and will retire as CEO upon the conclusion of the 2020 Annual Meeting. He also served as BD’s President from 2009 to April 2017, and as its COO from July 2010 to October 2011. Mr. Forlenza also is a director of Moody’s Corporation. He is the former Chairman and a current director of the Advanced Medical Technology Association (AdvaMed), an international medical technology trade organization, a director of the Quest Autism Foundation, and a member of the Board of Trustees of The Valley Health System.
Mr. Forlenza has been with BD for over 39 years in a number of different capacities, including strategic planning, business development, research and development and general management, as well as overseas roles. Mr. Forlenza brings to the Board extensive business and industry experience, and provides the Board with a unique perspective on BD’s strategy and operations, particularly in the area of new product development.

Claire M. Fraser, Ph.D, 64, has been a director since 2006. Since 2007, she has been Director of the Institute for Genome Sciences and a Professor of Medicine at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to 2007, she served as President and Director of The Institute for Genomic Research, a not-for-profit center dedicated to deciphering and analyzing genomes. Dr. Fraser is the President-Elect of the American Association for the Advancement of Science (AAAS), and also serves on the Board of AAAS and Ohana Biosciences Inc.
Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

Jeffrey W. Henderson, 55, has been a director since August 2018. He has been an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. He served as Chief Financial Officer of Cardinal Health Inc., a global healthcare services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including international positions. Mr. Henderson also is a director of Qualcomm, Inc., FibroGen, Inc. and Halozyme Therapeutics, Inc.
Mr. Henderson is an experienced healthcare executive who brings to the Board a deep knowledge of the industry, along with strong financial, strategic and operational expertise and significant international experience.  Mr. Henderson also brings valuable corporate governance experience from his service as a director of other public companies.

Christopher Jones, 64, has been a director since 2010. In 2001, Mr. Jones retired as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), an international marketing firm. He is a member of the Board of Trustees of The Pew Charitable Trusts, and a member of the Board of Directors of the Albert and Mary Lasker Foundation. He also is the Non-Executive Chairman of Cello Health plc and Palmer Hargreaves, and a member of the Health Advisory Board of The Johns Hopkins University Bloomberg School of Public Health.
Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 71, has been a director since 2007. In 2012, Mr. Larsen retired as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Air Lease Corporation and United Technologies Corporation, and was formerly a director of Lowe's Companies, Inc.
As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

David F. Melcher, 65, has been a director since BD’s acquisition of C.R. Bard, Inc. (“Bard”) in 2017, and had served as a Bard director since 2014. In December 2017, he retired as President and Chief Executive Officer of Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015.  From 2011 to 2015, Mr. Melcher was Chief Executive Officer, President and a member of the Board of Directors of Exelis Inc., a public diversified, global aerospace defense, information and technology services company.  Lieutenant General (Ret.) Melcher also spent 32 years of distinguished service in the U.S. Army.  He also is the Lead Director of Cubic Corporation.
Mr. Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former chief executive officer of a public company. Mr. Melcher offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and information technology.

Thomas E. Polen, 46, has served as BD's Chief Operating Officer since October 2018, and as its President since April 2017. Prior thereto, he served as Executive Vice President and President of BD's Medical segment. Mr. Polen has been elected by the Board to serve as BD's CEO and President, effective upon the conclusion of the 2020 Annual Meeting.
Mr. Polen has spent 19 years with BD in a number of capacities of increasing responsibility, and played a key role in leading BD's acquisitions of CareFusion Corporation ("CareFusion") and Bard. As BD's COO, Mr. Polen has had oversight responsibility for all three of BD's business segments, as well as global research and development, innovation, operations and the commercial organization of BD's Americas region.  Mr. Polen brings to the Board extensive industry experience and business expertise, particularly in the areas of strategy and innovation, and in-depth knowledge of BD’s various served markets.

Claire Pomeroy, 64, has been a director since 2014. Since 2013, she has served as President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, Dr. Pomeroy served as Dean of the University of California, Davis (“UC Davis”) School of Medicine, and Chief Executive Officer of the UC Davis Health System. Dr. Pomeroy also is Chair of the Board of Directors of the Foundation for Biomedical Research and the Sierra Health Foundation, and Vice Chairman of the Board of Trustees of The New York Academy of Medicine. She is a director of Haemonetics Corporation and a member of the Board of Trustees of the Morehouse School of Medicine.
Dr. Pomeroy is an expert in infectious diseases, with broad experience in the area of healthcare delivery, health system administration, higher education, medical research and public health. She brings to the Board important perspectives in the areas of patient care services, global health and health policy.

Rebecca W. Rimel, 68, has been a director since 2012. Since 1994, she has served as President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that works to improve public policy and inform the public. Ms. Rimel previously served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital and also as Head Nurse of its medical center emergency department. Ms. Rimel also is a director of BioTelemetry, Inc. and a director/trustee of various DWS mutual funds.
Ms. Rimel brings to the Board executive leadership and extensive experience in public policy and advocacy, particularly in the area of healthcare. She also offers the perspective of someone with a strong background in the healthcare field.

Timothy M. Ring, 62, has been a director since BD’s acquisition of Bard in 2017, at which time he was serving as Bard’s Chairman and Chief Executive Officer, a position he had held since 2003.  He also is a director of Quest Diagnostics Incorporated, and a co-founder of TEAMFund, Inc., an impact fund focused on delivering medical technology to sub-Saharan Africa and India.
With over 20 years of experience in various leadership positions at Bard, including as Chairman and Chief Executive Officer, Mr. Ring offers a unique perspective on the Bard business. As an experienced chief executive officer of a public company, Mr. Ring also contributes expertise in many facets of business, including strategy, product development and international operations, and has extensive experience in the healthcare industry.

Bertram L. Scott, 68, has been a director since 2002. Mr. Scott retired as Senior Vice President of Population Health of Novant Health in 2019. He previously served as President and Chief Executive Officer of Affinity Health Plan, and as President, U.S. Commercial of CIGNA Corporation. Prior thereto, Mr. Scott served as Executive Vice President of TIAA-CREF and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company. Mr. Scott also is a director of AXA Equitable Holdings, Inc., AXA Equitable Life Insurance Company, Lowe’s Companies, Inc., MONY America and Tufts Health Plan.
Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS
The Board and Committees of the Board
BD is governed by the Board. The Board has established five operating committees (the “Committees”): the Audit Committee; the Compensation and Management Development Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); the Quality and Regulatory Committee (the “QRC”); and the Science, Marketing, Innovation and Technology Committee (the “SMIT Committee”). These Committees meet regularly. The Board has also established an Executive Committee that meets only as needed.
The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2019 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.
Committee membership and function
Set forth below are the members of each Committee and a summary description of each Committee’s areas of oversight.
AUDIT COMMITTEE

Members	Function
Bertram L. Scott—Chair R. Andrew Eckert Jeffrey W. Henderson David F. Melcher Rebecca W. Rimel
Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).
Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.
Reviews BD’s guidelines and policies relating to enterprise risk assessment and management.
Oversees BD’s ethics and enterprise compliance programs.
Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.

The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NYSE for audit committee members. The Board also has determined that each of Messrs. Henderson, Melcher and Scott qualifies as an “audit committee financial expert” under the rules of the SEC.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Members	Function
Marshall O. Larsen—Chair Jeffrey W. Henderson Christopher Jones David F. Melcher Bertram L. Scott
Reviews BD’s compensation and benefits programs, recommends the compensation of BD’s CEO to the independent members of the Board, and approves the compensation of BD’s other executive officers.
Approves all employment, severance and change in control agreements with our executive officers.
Serves as the granting and administrative committee for BD’s equity compensation plans, including grants to directors.
Oversees certain other BD benefit plans.
Reviews initiatives for identifying and developing leaders and candidates for senior leadership positions.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members. Each member also qualifies as an “outside director” under the applicable regulations under Section 162(m) of the Internal Revenue Code, and as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934.

Procedure for determining executive compensation
The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 36 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors of the Board and has the authority to take compensation actions with respect to BD’s other executive officers, as discussed below. The Compensation Committee may not delegate these responsibilities to another Committee, an individual director or members of management.
Role of management
The Compensation Committee’s meetings are typically attended by BD’s CEO, its Chief Human Resources Officer and other BD associates who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department and the Audit Committee) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Chief Human Resources Officer also work with the Compensation Committee chair in establishing meeting agendas.
Role of the independent consultant
The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee is not aware of any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. No other consultant was used by the Compensation Committee with respect to the 2019 fiscal year compensation of BD’s executive officers.
During fiscal year 2019, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.
In its role as the Compensation Committee's independent consultant, Pay Governance:

•	Reviewed materials prepared for the Compensation Committee by management,

•	Provided market comparison data and other materials requested by the Compensation Committee,

•
Assisted the Compensation Committee in the design and implementation of BD’s compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets,

•	Made recommendations regarding the compensation of BD’s CEO,

•	Assisted with compensation matters related to our CEO succession,

•
Conducted an annual review of the compensation practices of select peer companies, and advised the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identified any trends in executive compensation, and

•Attended Compensation Committee meetings.
Setting compensation
At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. The independent directors then meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending CEO compensation.
The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with the Chief Human Resources Officer, reviews the performance of the other executive officers with the

Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels for comparable positions at peer companies. All decisions regarding the compensation of BD’s other executive officers are made in executive session.
The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, as discussed below.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members	Function
Christopher Jones—Chair Catherine M. Burzik Claire M. Fraser Marshall O. Larsen Claire Pomeroy
Identifies and recommends candidates for election to the Board.
Reviews the composition, structure and function of the Board and its Committees, as well as the compensation of non-management directors.
Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.
Oversees matters impacting BD’s image, reputation and corporate responsibility, including communications, community relations, public policy and government relations, and environmental, social and governance ("ESG") matters.

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE.
As stated above, the Governance Committee reviews the compensation of BD's non-management directors and makes recommendations to the Board. The Governance Committee may not delegate these responsibilities to another Committee, an individual director or members of management. The Governance Committee has retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Governance Committee regarding the components and levels of non-management director compensation. The Governance Committee is not aware of any conflict of interest on the part of Pay Governance or any other factor that would impair Pay Governance’s independence. BD management does not play any role in either recommending or determining non-management director compensation.
QUALITY AND REGULATORY COMMITTEE

Members	Function
Catherine M. Burzik—Chair Claire M. Fraser Christopher Jones Marshall O. Larsen Claire Pomeroy Timothy M. Ring
Oversees BD’s quality strategy and the systems and processes in place to monitor product quality and safety and BD's compliance with regulatory requirements.
Reviews the results of any product quality and quality system assessments by BD and external regulators.
  Reviews any significant product quality, safety or regulatory issues that arise.

SCIENCE, MARKETING, INNOVATION AND TECHNOLOGY COMMITTEE

Members	Function
Claire M. Fraser—Chair Catherine M. Burzik R. Andrew Eckert Claire Pomeroy Rebecca W. Rimel Timothy M. Ring
Oversees BD’s major innovation activities and new product development and commercialization programs.
Reviews the alignment of BD’s research and development, medical and regulatory affairs, and strategic marketing activities to BD’s corporate strategy.
Reviews potentially disruptive trends in technology, medical practice and the external environment.

Board, Committee and annual meeting attendance
The Board and its Committees held the following number of meetings during fiscal year 2019:

Board	5
Audit Committee	9
Compensation Committee	5
Governance Committee	5
QRC	5
SMIT Committee	5
The Executive Committee did not meet during fiscal year 2019. BD’s non-management directors met in executive session at each of the Board meetings held during fiscal year 2019.
During fiscal year 2019, all directors attended at least 75% of the total number of meetings of the Board and the Committees on which he or she served. The Board has adopted a policy pursuant to which directors are expected to attend our annual shareholder meetings in the absence of a scheduling conflict or other valid reason. All of the then-serving directors attended BD’s 2019 Annual Meeting of Shareholders.
Non-management director compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to non-management directors (cash retainer and equity), approximately two-thirds is equity-based compensation. See “Equity ownership by directors” on page 17. Management directors do not receive compensation for their service as director.
Cash retainer
Each non-management director currently receives an annual cash retainer of $107,000 for services as a director. Directors do not receive meeting attendance fees.
Equity award
Each non-management director elected at an annual shareholders meeting is granted restricted stock units then valued at $209,000 (using the same methodology used to value awards made to our executive officers). The restricted stock units vest and are distributable at the following annual shareholders meeting, unless deferred at the election of the director.
Committee chair/Lead Director fees
The chair of each Committees received an annual fee of $25,000. In addition, our Lead Director receives an annual fee of $40,000.
Other arrangements
BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rules, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs of spousal travel were minimal. Directors are also eligible to participate in BD’s Matching Gift Program, pursuant to which BD matches charitable contributions made to qualifying nonprofit organizations, subject to an aggregate limit per participant of $5,000 per calendar year. Directors are also reimbursed for attending director education courses.

The following table sets forth the compensation earned or received by BD’s non-management directors during fiscal year 2019.
Fiscal Year 2019 Non-Management Directors’ Compensation

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Catherine M. Burzik	128,904	220,772	0	349,676
R. Andrew Eckert	107,000	220,772	0	327,772
Claire M. Fraser	130,452	220,772	0	351,224
Jeffrey W. Henderson	107,000	220,772	0	327,772
Christopher Jones	124,260	220,772	5,000	350,032
Marshall O. Larsen	168,904	220,772	0	389,676
Gary A. Mecklenburg (4)	40,311	0	5,000	45,311
David F. Melcher	107,000	220,772	0	327,772
Willard J. Overlock, Jr. (4)	35,667	0	0	35,667
Claire Pomeroy	107,000	220,772	5,000	332,772
Rebecca W. Rimel	107,000	220,772	0	327,772
Timothy M. Ring	107,000	220,772	0	327,772
Bertram L. Scott	130,452	220,772	0	351,224
___________________________________________

(1)	Reflects cash retainer and Committee chair fees, and the Lead Director fee for Mr. Larsen.

(2)
Amounts reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors elected at the 2019 Annual Meeting of Shareholders. Since the average BD closing stock price for the 30 trading days prior to grant is used to value the award and determine the number of units granted, rather than the grant date stock price, the amounts reflected for the grant are higher than the $209,000 target award value. For a discussion of the assumptions made in arriving at the grant date fair value of these awards, see Note 8 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Listed below are the aggregate outstanding restricted stock unit awards held by the persons listed above at the end of fiscal year 2019. The amounts shown include restricted stock units granted prior to January 2015 that are not distributable until the director leaves the Board.

Name	Stock Awards Outstanding at September 30, 2019 (#)
Catherine M. Burzik	4,883
R. Andrew Eckert	932
Claire M. Fraser	18,092
Jeffrey W. Henderson	932
Christopher Jones	10,794
Marshall O. Larsen	16,144
Gary A. Mecklenburg	0
David F. Melcher	4,418
Willard J. Overlock, Jr	0
Claire Pomeroy	2,345
Rebecca W. Rimel	6,199
Timothy M. Ring	17,897
Bertram L. Scott	23,547

(3)	Amounts shown represent matching gifts under BD’s Matching Gift Program.

(4)	Messrs. Mecklenburg and Overlock retired from the Board on January 22, 2019.

Directors’ Deferral Plan
Directors may defer receipt of all or part of their annual cash retainer and other cash fees under the Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock unit awards. A general description of the Directors’ Deferral Plan appears on page 55.
Communication with directors
Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•
by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.
All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.
CORPORATE GOVERNANCE
Corporate Governance Principles
BD’s commitment to good corporate governance is embodied in our Corporate Governance Principles (the "Governance Principles"). The Governance Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Governance Principles on an ongoing basis in light of current practices. The Governance Principles are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Governance Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.
Board leadership structure
The Board’s goal is to achieve the best board leadership structure for effective oversight and management of BD’s affairs. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure for BD may vary as circumstances warrant.
Currently, our CEO, Mr. Forlenza, also serves as Chairman. The Board believes this is the most effective leadership structure for BD at this time, as this combined role allows one person to speak for and lead BD and the Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza will continue to serve as Chairman after Mr. Polen becomes our CEO following the conclusion of the 2020 Annual Meeting. The Board believes that having Mr. Forlenza remain as Chairman during this CEO transition is in the best interests of BD, as it allows Mr. Polen to dedicate himself to BD's operations while Mr. Forlenza focuses on Board-related matters.
The Governance Principles provide for the appointment of a Lead Director from among the Board's independent directors whenever the Chairman is not independent. The Lead Director role allows the non-management directors to provide effective, independent Board leadership and oversight of management. Marshall O. Larsen has served as Lead Director since January 2015.

Under the Governance Principles, the Lead Director:

•	presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and at such other times as the Board deems appropriate,

•	has the authority to call meetings of the independent directors,

•	approves Board meeting agendas and information provided to the Board,

•	approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,

•	coordinates the evaluation of the performance of the CEO by the non-management directors,

•
serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management members of the Board, and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.
The Board believes that having an independent Lead Director provides independent Board oversight of management, including risk oversight, while avoiding the risk of confusion regarding the Board’s oversight responsibilities and the day-to-day management of the business.
Board’s oversight of risk
Role of the Board and Committees. BD’s management engages in a process referred to as enterprise risk management (“ERM”) to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board, is primarily responsible for overseeing BD’s ERM activities. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. The significant risks identified through BD’s ERM activities and the related mitigation plans are also reviewed with the full Board at least once a year. In addition, particular risks are often reviewed in-depth with the Audit Committee or the full Board.
The full Board also reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s business objectives. This is done through an annual strategy review process, and from time-to-time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.
The various Committees of the Board are also responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. The Audit Committee, among other things, oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s ethics and compliance program, and its hedging activities and insurance coverages. The QRC oversees matters relating to regulatory compliance and the quality and safety of BD’s products and services. The Compensation Committee oversees risks associated with BD’s compensation practices and programs, the SMIT Committee reviews risks relating to our innovation and product development and commercialization activities, and the Governance Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest. In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, BD’s Chief Financial Officer ("CFO"), Chief Human Resources Officer, Chief Medical Officer, General Counsel, and senior regulatory, information technology, R&D and compliance officers.

Risk assessment of compensation programs. With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs that help mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share retention and ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.

Director nomination process
Role of the Governance Committee
The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for its consideration. In making its recommendations, the Governance Committee assesses the overall composition of the Board, including diversity, skills, background, experience and prominence in areas of importance to BD. The Board seeks to achieve among its members a diversity of viewpoint, experience, knowledge, ethnicity and gender that fits the current and future needs of the Board.
It is the Governance Committee’s policy to consider referrals of prospective director nominees for the Board from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates, including, without limitation, women and minority candidates. The Governance Committee utilizes the same criteria for evaluating candidates, irrespective of their source.
When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

•	Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.
The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. To aid in this process, the Governance Committee solicits feedback on each incumbent director from all the other members of the Board. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.
Shareholder recommendations
To recommend a candidate for consideration by the Governance Committee, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Proxy access nominations
BD has a “proxy access” by-law, which permits eligible shareholders to nominate director candidates for inclusion in BD’s proxy statement and proxy card. Our proxy access by-law provides that a shareholder (or a group of up to 20 shareholders) owning 3% or more of BD’s outstanding common stock for at least three years can nominate up to two individuals or 20 percent of the Board, whichever is greater, for election at an annual meeting of shareholders, subject to the relevant requirements in our By-Laws.

Other significant governance practices
Described below are some of the other significant corporate governance practices at BD.
Annual election of directors
BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on director performance each year.
Voting for directors
Under our By-Laws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Any incumbent director who receives a greater number of votes “against” the director’s election than votes “for” is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This process allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue, and enables the Board to avoid undesirable and disruptive governance consequences.
Board self-evaluation
The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance. The self-evaluation addresses the Board’s composition, Board culture, committee structure, the Board’s relationship with management, Board meetings, the Board’s oversight of strategy and risk, and other Board-related topics. The results of the self-evaluation are presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. Each Committee conducts an annual self-evaluation of its performance through a similar process.
Equity ownership by directors
The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of equity awards. The Board believes that this helps to further align the interests of the non-management directors with our shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of BD common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within three years of joining the Board. All of our non-management directors have achieved the required share ownership or are within the three-year grace period.

Shareholder engagement
Our relationship with our shareholders and their views about BD are important to us, and the Board recognizes the value of director engagement with BD’s shareholders. To that end, the Board has established a process by which shareholders can request direct engagement with our non-management directors regarding executive compensation, corporate governance, board and CEO succession, risk management oversight and other matters within the purview of the Board. This process can be found on our website at www.bd.com/investors/corporate_governance/. The Board may also initiate direct communications with BD shareholders at any time, in its discretion.
Annual Report of Charitable Contributions
In furtherance of BD’s commitment to good governance and transparent disclosure practices, the Governance Principles provide that BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more in any fiscal year (excluding contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more to such affiliated organizations. The Contributions Report includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with this philosophy.

Enterprise compliance
Under the oversight of the Audit Committee, BD’s enterprise compliance function seeks to ensure that BD has policies and procedures designed to prevent and detect violations of the many laws, regulations and policies affecting our business, and that BD continuously encourages lawful and ethical conduct. BD’s enterprise compliance function supplements the various compliance and ethics functions that are also in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A committee comprised of members of senior management oversees these activities. Another key element of this program is training. This includes a global on-line compliance training program focused on BD’s Code of Conduct, as well as other courses covering various compliance topics such as antitrust, anti-bribery, conflicts of interest, financial integrity, industry marketing codes and information security.
Political contributions
We prohibit the use of BD corporate funds to support any candidate, political party, ballot measure or referendum campaign, unless an exception is approved by the CEO and the General Counsel. To date, no exceptions have been sought or approved. If an exception is approved, it may only be granted without regard to the personal political affiliations or views of any individual BD associate at any level across the organization.
As permitted under U.S. law, BD operates a political action committee. The BD PAC allows eligible U.S. associates to voluntarily support candidates for elected office who share BD’s perspectives and approaches to public policy issues. BD provides administrative support to the BD PAC, as permitted under federal law.
In all cases, BD policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the company will not directly or indirectly reimburse any personal political contributions or expenses.
BD is a member of numerous trade associations that provide a venue for the medical technology sector to work together to advocate positions on issues that impact our industry. In the U.S., the major associations of which BD is a member include AdvaMed and AdvaMedDx, the Healthcare Institute of New Jersey and the California Life Sciences Association. We have informed our major U.S. trade associations that they are not permitted to use any BD fees to support any candidate, political party, ballot measure or referendum campaign, unless approved by BD’s CEO and General Counsel.
Director independence; Policy regarding related person transactions
Director independence
Under the NYSE rules and our Governance Principles, a director is not independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in the Governance Principles. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and directors or their immediate family members, or entities with which they have a relationship, which the Board has judged to be immaterial for purposes of assessing a director’s independence (referred to as the "safe harbor" provision). In the event that a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether such relationship is material.
The Board has determined that all of our non-management director nominees (Catherine M. Burzik, R. Andrew Eckert, Claire M. Fraser, Jeffrey W. Henderson, Christopher Jones, Marshall O. Larsen, David F. Melcher, Claire Pomeroy, Rebecca W. Rimel, Timothy M. Ring, and Bertram L. Scott) are independent under the NYSE rules and our Independence Guidelines:. Vincent A. Forlenza and Thomas E. Polen are employees of BD and, therefore, are not independent under the NYSE rules and the Independence Guidelines.
In determining that each of our non-management directors is independent, the Board reviewed BD’s transactions or other dealings with organizations with which a director has a relationship, such as service by the director as an employee of the organization or as a member of its governing or advisory board. Based on its review, the Board determined that, in each instance, the relationship fell within the safe harbor provision, or that the nature of the relationship, the degree of the director’s involvement with the organization and the amount involved was such that it would not otherwise constitute a material relationship or impair the director’s independence. The types of transactions with director-affiliated organizations considered by the Board consisted of the purchase or sale of products and/or services (in the cases of directors Burzik, Eckert, Fraser, Jones, Larsen, Pomeroy, Ring and Scott), the licensing of intellectual property rights (in the cases of directors Fraser and Jones), an equity investment (in the case of Mr. Ring), and charitable contributions (in the case of Mr. Scott).

Related person transactions
The Board has established a written policy (the “Policy”) requiring approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s outstanding common stock (excluding passive investors that own less than 20%) or their immediate family members has, or will have, a material interest. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes certain specified transactions, including transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence.
During 2019, BD did not engage in any transactions involving members of the Board or BD's executive officers that were subject to the Policy. BD engaged a unit of Fidelity, which beneficially owns 5% of BD’s common stock, to serve as the record keeper of certain BD plans, for which services BD paid approximately $847,000. This transaction was not required to be approved under the Policy because Fidelity is considered a passive investor in BD under the Policy.
Code of Conduct
BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including our CEO, CFO, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for the communicating and handling of any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters.
BD also maintains an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries are forwarded to BD’s Chief Ethics and Compliance Officer for investigation. The Audit Committee is informed of any reported matters, whether through the Help Line or otherwise, involving accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.
In addition to the Help Line, BD’s ethics program provides for broad communication of BD’s Core Values, associate education regarding the Code of Conduct and its requirements, and ethics training sessions.
Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, CFO or principal accounting officer, will be posted at the website address set forth below.
The Code of Conduct is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.

Sustainability
We view sustainability as a portfolio of complementary initiatives and actions that help us achieve our purpose of advancing the world of health. We see the modern social and environmental challenges our world faces as opportunities to make a difference while strengthening our company.
We tie our sustainability strategy to our business strategy, and we evaluate and prioritize the ESG factors most relevant to our business and stakeholders. By using this process, we have defined four areas of focus that provide the framework for our 2020 Sustainability Goals:

•	Innovation

◦	Innovate key healthcare processes such as medication management and lab automation.

◦	Develop innovations and informatics to enable disease management across the care continuum.

◦	Enable the transition from research into clinical practice.

◦	Provide solutions that improve healthcare worker and patient safety.

•	Access

◦	Develop low-cost innovations to address leading causes of mortality and morbidity.

◦	Collaborate on health system strengthening with leading agencies and nongovernmental organizations.

◦	Further expand BD manufacturing, product array and employment in emerging countries.

•	Efficiency

◦	Reduce greenhouse gas emissions and increase climate resilience throughout our operations and value chain.

◦	Minimize our environmental footprint and conserve natural resources.

◦	Establish a supplier responsibility evaluation methodology.

◦	Eliminate priority materials of concern in specified product categories.

◦	Improve life cycle impacts of current and future products.

•	Empowerment

◦	Increase the diversity of our workforce, particularly in leadership roles.

◦	Achieve best-in-class associate safety performance.

◦	Partner with nonprofits to address unmet needs locally and globally.

◦	Drive social impact and associate engagement through volunteer programs.
At the Board level, the Governance Committee has oversight responsibility for matters regarding sustainability and social responsibility. At the management level, BD’s Executive Vice President, Integrated Supply Chain, who reports directly to our COO, has general oversight responsibility with respect to these matters.
We report annually on ESG matters and our progress against our 2020 Sustainability Goals in our Sustainability Report. Our latest report is available at www.bd.com/en-us/company/sustainability-at-bd.

REPORT OF THE COMPENSATION
AND MANAGEMENT DEVELOPMENT COMMITTEE
The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, return on capital and other metrics. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation Committee has established the following compensation principles to meet this objective:

     •    Aligning the interests of executives and shareholders

◦
Through equity compensation and equity retention guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. Equity compensation represents the largest portion of our compensation structure in terms of target value.

     •    Linking rewards to performance

◦
We maintain a pay-for-performance philosophy based on actual performance against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.

     •    Delivering superior business and financial results

◦
Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.

     •    Offering a competitive compensation structure

◦
We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performing executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data provided and analyzed by the Compensation Committee’s independent consultant, Pay Governance.

     •    Maintaining a transparent compensation structure

◦
The Compensation Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Compensation Committee’s use of discretion in determining award payouts.

     •    Maintaining Compensation Committee independence

◦
The Compensation Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance, which, by Compensation Committee policy, is prohibited from performing any services for BD or its management without the Compensation Committee’s prior approval.

     •    Retaining prerogative to adjust programs

◦	The Compensation Committee retains the prerogative to change or modify BD’s compensation and benefit programs to reflect prevailing economic, market or company financial conditions.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and in this proxy statement.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Marshall O. Larsen—Chair
Jeffrey W. Henderson
Christopher Jones
David F. Melcher
Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses our executive compensation program and the compensation actions taken with respect to the persons named in the Summary Compensation Table (who we refer to as the “named executive officers”) on page 36. The named executive officers include: Vincent A. Forlenza, Chairman and Chief Executive Officer; Christopher R. Reidy, Executive Vice President, Chief Financial Officer and Chief Administrative Officer; Thomas E. Polen, President and Chief Operating Officer; Patrick K. Kaltenbach, Executive Vice President and President, Life Sciences Segment; and Alberto Mas, Executive Vice President and President, Medical Segment.
All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted. In this section, when discussing our financial performance for the year and awards under our Performance Incentive Plan (the “PIP”), we refer to certain financial measures that do not conform to generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement contains reconciliations of these non-GAAP measures to the comparable GAAP financial measures.
Executive Summary
Compensation objectives
Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders.
Our compensation practices
The following is a summary of important aspects of our executive compensation program discussed later in this section.

•
Balanced mix of pay components and incentives. We target a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation.

•
Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.

◦	Three-quarters of our CEO’s target compensation in 2019 was performance-based.

◦	We use performance metrics that are aligned with and support BD’s business strategy.

◦	While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk-taking by management.

•
Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging BD shares or hedging against the economic risk of their ownership.

•	Limited perquisites and no employment agreements. We offer our named executive officers very limited perquisites, and none of them have employment agreements.

•
Clawback policy. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from misconduct.

•
Change in control arrangements. We have “double-trigger” change in control agreements with our named executive officers to provide continuity of management in the event of an actual or potential change in control of BD. We have adopted a policy of eliminating excise tax "gross-ups" from future change in control agreements. Equity compensation awards made after January 1, 2015 also have a double-trigger accelerated vesting provision.

•
Use of independent consultant. The Compensation Committee uses an independent consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2019, per the policy of the Compensation Committee.

Last year’s say-on-pay vote
Approximately 93% of the shares voted at last year’s annual meeting were cast in support of BD’s advisory vote on named executive officer compensation (known as "say-on-pay"). The Compensation Committee views the vote as broad general shareholder support for our executive compensation program. Based on our say-on-pay vote and the Compensation Committee’s ongoing benchmarking of our compensation policies and practices, the Compensation Committee believes that our compensation program effectively aligns the interests of our named executive officers with those of our shareholders and the long-term goals of BD. Accordingly, the Compensation Committee did not make any significant changes to our program in 2019 as a result of last year’s say-on-pay vote.
2019 operating performance and executive compensation decisions
Operating performance

BD posted another year of strong financial performance in 2019, as we continued to integrate our Bard acquisition and deliver on our long-term strategy, despite a number of challenges. Revenue growth continued to accelerate, while we maintained our ongoing investments in innovation to support the long-term health of the company. Highlights of our performance for the year include:

•
Reported revenues increased 8.2% from the prior year. On a comparable, currency-neutral basis, which includes the revenues of Bard in both 2019 and 2018, our revenues grew 5.1%, consistent with our expectations for the year and representing broad-based growth across our product portfolio.

•
Reported diluted earnings per share for the year increased 548.3%, primarily as a result of acquisition-related expenses we incurred in 2018. Our adjusted diluted earnings per share increased 6.1%, or 11.9% on a currency-neutral basis, consistent with our expectations despite tariffs, reduced sales of our drug-coated balloons due to actions taken by the Food and Drug Administration ("FDA"), increased raw material costs and other significant pressures that BD faced during the year.

•	BD retired approximately $2 billion of debt during the year as part of our commitment to reduce BD's total outstanding long-term debt.

•
Substantial progress continued on the integration of Bard, as BD met its cost and revenue synergy goals for the year and is on track to meet its overall cost and revenue synergy targets for the transaction.

•	Management continued to improve underling operating margin growth, driven by Bard cost synergies and ongoing operating efficiency initiatives.

•
Significant progress was made on key company initiatives, including in the areas of customer experience and key account management, business processes, facilities upgrades, global supply chain optimization, talent development and inclusion and diversity.

•
Management's efforts to strengthen BD's innovation capabilities resulted in a number of important product introductions during the year across all three segments, and positioned BD for a number of new product introductions in 2020.

•	Net cash from operations remained strong, and we increased our dividend for the 47th consecutive year.

Compensation decisions
Salary. Mr. Forlenza, our CEO, received a salary increase during the year from $1,200,000 to $1,300,000 to recognize BD's continuing strong performance under his leadership and to keep his salary competitive with the median of peer companies. Mr. Polen's salary increased to $900,000 upon his taking on the additional responsibilities of COO in October 2018.
PIP awards. For 2019, we exceeded the PIP earnings per share target and substantially met target performance for revenues and free cash flow, resulting in a funding factor of 100% of target. The PIP award made to Mr. Forlenza was 100% of his target award, and awards ranged from 105% to 110% of target for our other named executive officers, as discussed below. We believe that the 2019 PIP awards appropriately reflect the respective contributions of our named executive officers to BD’s strong financial performance during the year, and to the progress made on the integration of our Bard acquisition and other important strategic initiatives at BD.
Equity compensation. Consistent with our past practice, equity compensation represented a significant component of total compensation in 2019. The increase in the total value of Mr. Forlenza's award over the prior year was to recognize Mr. Forlenza's strong performance and reflect prevailing market practices.
Objectives of Our Executive Compensation Program
The objectives of our executive compensation program include:

•	Aligning the interests of our executives with our shareholders through equity compensation and share retention guidelines.

•
Driving superior business and financial results by setting clear, measurable short- and long-term performance targets that support our business strategy and the creation of long-term shareholder value, while at the same time taking care to ensure that our executives are not incentivized to take inappropriate risks.

•	Maintaining a pay-for-performance philosophy by tying a significant portion of pay to performance against our performance targets.

•	Offering competitive compensation that helps attract and retain high-performing executives who are essential to executing our strategy and creating long-term value for our shareholders.
In administering the program, the Compensation Committee seeks to provide transparency to BD executives and associates and to our shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets and payout formulas, the benefits provided under the program, and the Compensation Committee’s use of discretion in determining award payouts.
How We Set Executive Compensation
The role of the Compensation Committee, its consultant and management
The Compensation Committee oversees the compensation program for our executive officers, including the program design and performance targets. The Compensation Committee recommends compensation actions regarding the CEO for approval by the independent members of the Board, and sets the compensation of the other named executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance, and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, is found on pages 10 and 11.
In order to maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform any services for BD or BD management in 2019.

The use of market comparison data
The Compensation Committee considers a number of factors in structuring our program, determining pay components and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies are chosen by the Compensation Committee after considering the recommendations of Pay Governance and management prior to the beginning of the fiscal year. It is the Compensation Committee’s intent to select companies that have significant lines of business that are similar to BD’s, are of comparable size in revenue and market capitalization, and compete with BD for executive talent. The companies in the Comparison Group for 2019 are below.
Comparison Group

Abbott Laboratories Agilent Technologies, Inc. Allergan plc Baxter International Inc. Boston Scientific Corporation	Danaher Corporation Medtronic plc Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Biomet Holdings, Inc.
If the sample size from the Comparison Group is not large enough for a particular named executive officer, data from a secondary peer group or, more broadly, general industry may be used. Companies in the secondary peer group vary each year, depending on survey participation, and are selected based on similarities of industry and company size. The Comparison Group data was used for each named executive officer in 2019. In addition, general industry data was consulted in setting Mr. Polen’s pay, due to the small sample size of persons holding both the President and COO roles among the Comparison Group.
Comparison Group Data

	Revenue for the twelve months ended September 30, 2019 (in millions) ($)	Market capitalization on September 30, 2019 (in millions) ($)
25th Percentile	10,328	47,295
Median	14,941	68,691
75th Percentile	23,714	113,387
BD	17,108	68,288
BD Percentile Rank	59%	50%
The Compensation Committee attempts to set the salary, annual cash incentive and equity compensation of the named executive officers at levels that are competitive with that paid to persons holding the same or similar positions at the Comparison Group companies, using available market comparison data regarding these companies as a guide. The Compensation Committee (and the independent directors, in the case of our CEO) generally seek to set the compensation of our named executive officers for each of these elements within a competitive range of the median of the Comparison Group, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools used to determine executive compensation, and the Compensation Committee and the independent directors retain the flexibility to set target compensation at levels deemed appropriate for an individual or for a specific element of compensation. Based on the market data provided by Pay Governance, the Compensation Committee believes that the total target compensation set for the named executive officers in 2019 generally approximated median competitive levels.
Because each compensation element is reviewed individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at peer companies, we do not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.

The use of tally sheets
The Compensation Committee is provided from time-to-time a “tally sheet” report prepared by management regarding the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various scenarios, including retirement or following a change in control. The Compensation Committee uses these tally sheets to gain additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and their retentive value.
The Key Elements of Our Compensation Program
The key elements of our executive compensation program are summarized in the table below.

Component	Description		Purpose

Base salary	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	) ) ) )	Provide a fixed, baseline level of compensation.

PIP	Annual variable cash payment tied to performance during the fiscal year.	) ) ) ) )	Drive business performance on an annual basis. Reward individual contributions to BD’s performance.
Long-term equity compensation:

• Stock appreciation rights ("SARs")	Exercisable for shares based on difference between exercise price and BD stock price.	))))))))))))	Increase executive ownership to align interests with shareholders. Promote executive retention. Drive long-term, sustained business performance. Reward creation of shareholder value.
• Performance Units	Performance-based restricted stock units, with payout tied to BD’s performance over three-year performance period.
• Time-vested Units ("TVUs")	Restricted stock units that vest in three annual installments.
Our Emphasis on Pay-for-Performance
Performance-based compensation
The compensation of our named executive officers is weighted towards performance-based compensation, where the amount received by an executive varies based on company and individual performance. The chart below shows the performance-based and fixed portions of the 2019 target compensation of Mr. Forlenza and the other named executive officers (excluding the cash and equity payments made to Mr. Kaltenbach under his sign-on arrangements, which are discussed later).

2019 Total Compensation*

*	Actual percentage of compensation received from performance-based compensation may differ from target amounts based on performance and BD’s stock price.

“Performance-based” compensation includes PIP awards, Performance Units and SARs, while “Fixed” compensation includes salary and TVUs. We consider SARs performance-based compensation because they require stock price appreciation in order to deliver value to an executive.
How our performance metrics support BD’s business strategy
BD remains focused on delivering sustainable growth and shareholder value, and making appropriate investments for the future. BD management operates the business consistent with the following core strategies:

•	Increasing revenue growth by focusing on our core products, services and solutions that deliver greater benefits to patients, healthcare workers and researchers;

•	Supplementing our internal growth through strategic acquisitions;

•	Investing in research and development for platform extensions and innovative new products;

•	Growing our operations in emerging markets;

•	Improving operating effectiveness and balance sheet productivity; and

•	Driving an efficient capital structure and strong shareholder returns.
The Compensation Committee believes it is important that our compensation program reinforce and reward behaviors that support these business objectives. In addition, the Compensation Committee believes executive compensation should be based in part on how BD’s performance compares to peer companies facing the same market conditions as BD. These considerations inform the Compensation Committee’s selection of the performance measures for BD’s performance-based compensation.
Performance Period and Metrics for
Performance-based Compensation in 2019

1 Year (PIP awards)	3 years (Performance Units)	10 years (SARs)

Adjusted EPS* Revenue* Free cash flow as a percentage of sales*	Average ROIC Relative TSR	Stock price appreciation

*	Adjusted for the effect of unbudgeted currency fluctuations.

PIP. We evaluate corporate performance under the PIP using the following metrics:

•
Adjusted EPS (weighted 40%). “Adjusted EPS” is our GAAP diluted earnings per share less acquisition-related purchase accounting adjustments and finance, integration, restructuring and transaction costs. We use Adjusted EPS because it is one of the primary bases on which BD sets performance expectations for the year and earnings is a widely-used measure of overall company performance. The use of Adjusted EPS is consistent with how we report our operating results to the financial community.

•
Revenue (weighted 40%). Revenue measures BD’s ability to innovate and compete in the global marketplace. This measure focuses management on achieving strong “top-line” growth, consistent with our business strategy.

•
Free cash flow as a percentage of sales (weighted 20%). This metric recognizes the importance of the efficient use of cash to our ability to fund ongoing investments in our business, including product development, innovation and geographic expansion. “Free cash flow” means net cash from operations, less capital expenditures and capitalized software.

The Compensation Committee believes that, together, these measures provide a balanced set of performance targets that focus on growth, profitability and operating efficiency.
When measuring actual performance against the targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to BD, compared to the rates we budgeted when the targets were set. We eliminate this impact of foreign currency translation so that only BD’s underlying performance is measured.
Equity compensation. Performance Units link executive compensation to BD’s performance against three-year performance goals, while SARs link compensation to stock price appreciation. Two metrics are used to measure performance under the Performance Units, each weighted equally:

•
Average return on invested capital ("ROIC"). This metric measures profitability and how effectively company assets are being used. This metric requires our executives to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion.

•
Relative total shareholder return ("TSR"). This metric measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of healthcare equipment and life sciences companies included in the S&P 500 Healthcare index (the “TSR Group”). This measure compares BD’s performance, as reflected in our stock price over time, to peer companies facing similar business conditions and is directly tied to shareholder returns.

 How performance goals are set
The Compensation Committee considers BD’s business plan and the environment in which BD is operating when setting performance targets for the PIP and Performance Units. The healthcare industry continues to face challenges, and the Compensation Committee seeks to reward what it deems to be superior performance by management in light of current industry conditions and growth trends. The Compensation Committee sets what it believes are reasonably achievable performance targets for BD at the time, in light of the BD operating plans reviewed by the Board, and structures payouts so that they are aligned with BD’s performance against those targets.
Our risk analysis of performance-based compensation
While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation practices with BD’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:

•
Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to set PIP awards based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

•
Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of BD, and we have a policy prohibiting the pledging of BD shares or hedging against the economic risk of their ownership.

•
Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.

•
Use of Performance Units. A significant portion of executive equity compensation consists of Performance Units that have a three-year performance cycle. This focuses management on sustainable long-term performance. We also cap the payout of these awards at 200% of target.

•
Use of multiple performance metrics. We use a number of different performance metrics in our performance-based compensation, with no overlapping metrics among our different compensation components, so that undue weight is not given to any one metric.

PIP Awards
The PIP provides our executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.
Award targets
Target PIP awards for the named executive officers are expressed as a percentage of base salary earned during the year. The “Grants of Plan-Based Awards in Fiscal Year 2019” table on page 38 shows the range of possible awards under the PIP for 2019.

The factors considered when setting actual PIP awards include BD’s overall performance against the performance targets and the resulting available funding (discussed below), the executive’s target award and the executive’s individual performance. Our CEO’s performance is measured against the individual goals for the year established by the independent directors. For our other named executive officers, performance is measured against the performance objectives set for the businesses, regions or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any particular individual performance objective a condition to receiving an award. Instead, the Compensation Committee and the independent directors use their business judgment to determine what it believes is an appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.
Funding for awards based on BD's performance
Available funding for PIP awards is determined by a formula. For each performance measure, the Compensation Committee reviews how BD performed against the target goal set by the Compensation Committee in order to arrive at a performance factor for that measure.

•
For the Revenue target, for every 1% of performance above target, funding with respect to that measure is increased 22.5% above target (up to a maximum of 190%), and for every 1% below target, funding decreases 12.5% below target (to a minimum of 50%).

•
For the Adjusted EPS and Free cash flow targets, for every 1% of performance above target, funding with respect to that measure is increased 5% above target (up to a maximum of 150%), and for every 1% below target, funding decreases 2.5% below target (to a minimum of 75% for Adjusted EPS and 50% for Free cash flow).

•
For the Revenue target, performance below 96% of target results in no funding for the Revenue measure, while performance below 90% of the Adjusted EPS target or 80% of the Free cash flow target results in no funding for those measures.

The performance factors for the three measures are then weighted to arrive at an overall funding factor, although actual awards, as a percentage of a named executive officer’s target, may be more or less than the funding factor. To determine the funding factor, the Revenue and Adjusted EPS metrics are each weighted 40%, and the Free cash flow metric is weighted 20%. The funding formula for the Revenue target has a steeper incremental payout curve than for the other two measures. This is intended to better align the incentives under the PIP with our business strategy by increasing management focus on revenue growth and rewarding higher levels of revenue performance.
When comparing BD’s operating results to the performance targets, the Compensation Committee has the discretion to adjust BD’s results to account for unbudgeted acquisitions and divestitures during the year, and for other unbudgeted items that are not considered part of our ordinary operations. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. It also ensures that our executives are not unfairly penalized by or rewarded for these types of events.
Equity Compensation Awards
We use a mix of equity compensation vehicles to promote the objectives of our program.

•	SARs reward executives for the creation of shareholder value over the term of the award.

•	Performance Units measure BD’s performance over a three-year period and are intended to reward sustained long-term financial performance.

•
TVUs are the smallest portion of equity compensation and are used to reduce the volatility in amounts realized from equity compensation that can arise when purely performance-based equity compensation is used.

Because they are equity-based and subject to vesting, these awards also serve to align the interests of our executives with those of our shareholders and promote executive retention.

Award values
The Compensation Committee determines the total grant date dollar value of the equity compensation to be paid to a named executive officer. SAR, Performance Unit and TVU awards are then made to the executive based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and TVUs the remaining 20%. The values given to equity compensation awards are only estimates and actual amounts realized from these awards may differ from these estimated values.
Performance Unit payout formula
The performance measures used for the Performance Units are average annual ROIC and relative TSR, each weighted 50%. A payout factor for each measure is calculated to determine a final share payout, which can range anywhere from zero to 200% of target.

ROIC. The payout factor for ROIC performance is determined by a scale, with threshold performance set at 5% below the ROIC target (resulting in a 50% payout factor), and maximum performance set at 5% above target (resulting in a 200% payout factor). Performance below the threshold level results in a zero payout factor for the ROIC measure.
Relative TSR. The payout factor for relative TSR performance is determined by the following table:

BD’s Percentile Rank	TSR Factor
≥85th	200%
75th	165%
50th	100%
25th	35%
Less than 25th	0
Relative TSR performance is measured by reference to the TSR Group. If BD has a negative TSR for the performance period, the relative TSR factor is capped at 100%, regardless of BD’s percentile rank within the TSR Group. The Compensation Committee believes that in this instance, BD’s executives should still be rewarded for superior relative TSR performance, but that it is appropriate that the payout be limited.
Similar to the PIP, the Compensation Committee has the discretion to adjust BD’s average ROIC performance for acquisitions, divestitures and other unbudgeted items not considered part of our ordinary operations.
2019 Compensation Actions
Below is a discussion of compensation actions taken in 2019 with respect to the named executive officers.
Salary adjustments
The base salaries of the named executive officers are generally reviewed each November, and any adjustments go into effect on January 1 of the following calendar year. Effective January 1, 2019, Mr. Forlenza’s base salary was increased from $1,200,000 to $1,300,000 in recognition of BD's continuing strong performance under his leadership and to keep his base salary competitive with the median of the Comparison Group. Mr. Polen received a salary increase from $858,000 to $900,000 upon being named as BD's COO in October 2018. The other named executive officers received annual salary increases that were in line with increases at BD generally.
PIP awards
The threshold performance, target performance and maximum performance for each metric under the PIP for 2019, along with BD’s adjusted performance during the year, are set forth on the following table.

	Range of Performance					Percentage of Target Achieved	Funding Factor
Performance Metric	Threshold	Target	Maximum	Reported Performance	Adjusted Performance*
Adjusted EPS (40%)	$10.85	$12.06	$13.27	$3.89	$12.11	100.4%	40.8%
Revenue (40%) (in millions)	$16,693	$17,389	$18,085	$17,290	$17,376	99.9%	39.6%
Free cash flow as % of sales (20%)	15.0% %	18.7%	20.6%	13.6%	18.6%	99.5%	19.8%
Total (rounded)							100%
*For information on how Adjusted Performance is calculated, see Appendix A.
The Adjusted EPS target represents an approximate 10% increase over BD's 2018 adjusted EPS of $11.01, while the Revenue target represents an 8.8% increase over BD's 2018 reported consolidated revenues, or 5.4% on a currency-neutral "comparable" basis. The Free cash flow as a percentage of sales target of 18.7% compares to the 16.0% target set under the PIP for 2018.
In reviewing BD’s 2019 performance, the Compensation Committee made adjustments for unbudgeted items, including acquisitions and divestitures, product and litigation related matters, investment gains and certain other matters that occurred during the fiscal year. This included adjustments to our results to account for the impact that actions taken by the FDA with respect to drug-coated medical devices during the year had on sales of our drug-coated balloon product line. The Compensation Committee made these adjustments to eliminate items that are not considered part of BD’s ordinary operations, so that the PIP funding factor more accurately reflected the underlying operating performance of our business. These adjustments are generally consistent with how we reported our operating results to the financial community. Adjustments were also made for the impact (favorable or unfavorable) of foreign currency fluctuations in excess of what was budgeted when the targets were set, again so that only BD’s underlying performance is considered in determining PIP funding. The reconciliations on Appendix A provide additional detail on the adjustments made by the Compensation Committee.
Based on BD’s results, the funding factor under the PIP was 100%. The following table shows the PIP awards granted to the named executive officers for 2019. These awards are also set forth in the Summary Compensation Table on page 36 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award ($)	Actual Incentive Award ($)
Vincent A. Forlenza	1,950,000	1,950,000
Christopher R. Reidy	775,948	850,000
Thomas E. Polen	900,000	990,000
Patrick K. Kaltenbach	535,600	562,380
Alberto Mas	560,320	588,336

The PIP awards to our named executive officers were substantially in line with the PIP funding factor, with awards ranging from 100% to 110% of target.
Mr. Forlenza received a PIP award equal to 100% of his target award. The award recognizes Mr. Forlenza’s leadership in guiding BD’s strong financial performance during 2019, as BD exceeded or substantially met each PIP performance target in the face of a number of challenges. His award also reflects his key role in the Board’s CEO succession process, which culminated in the Board’s decision to appoint Mr. Polen as BD’s new CEO, as well as his ongoing leadership with respect to the integration of the Bard acquisition, the continued strength of our innovation pipeline, and progress on key strategic initiatives during the year.
Mr. Reidy received an award of 110% of target in recognition of the key role he played in helping BD achieve strong financial performance for the year. His award also recognizes Mr. Reidy’s continued efforts in reducing the company’s outstanding debt, consistent with our commitment to investors to reduce BD’s overall leverage following the Bard acquisition, and his leadership in reducing the company’s effective tax rate and improving our internal business processes. The award also reflects Mr. Reidy’s leadership role in the successful completion of the CareFusion integration, which resulted in cost synergies that exceeded our initial estimate, and in the cost synergies achieved to date through the Bard integration.
Mr. Polen also received an award of 110% of target. His award recognizes his performance as COO in driving performance across the organization in the face of significant external pressures. Mr. Polen also took the lead in our corporate strategic planning process, helping set the strategy for BD’s next phase of value creation in a changing healthcare environment. Mr. Polen’s award also reflects his leadership in key areas, including the continued building of our innovation capabilities, developing best-in-class quality systems, key account management and important corporate culture initiatives, including inclusion and diversity.
Messrs. Mas and Kaltenbach each received a PIP award of 105% of target. Mr. Mas’ award reflects his efforts in managing the Medical segment through a number of operational challenges during the year, and his work in building the segment’s innovation pipeline. Mr. Kaltenbach was given his award in recognition of the strong operating results of the Life Sciences segment for the year, and his work in developing the segment’s growth strategy.
Equity compensation awards
The Compensation Committee made the equity compensation awards to the named executive officers shown in the Summary Compensation Table on page 36 during 2019. The increase in the total value of Mr. Forlenza's award over the prior year was intended to recognize Mr. Forlenza's strong performance and reflect prevailing market practices.

The award value for Mr. Kaltenbach reflects the additional TVU grant made to him on the first anniversary of his employment pursuant to the terms of his sign-on arrangements, as discussed below.
The Performance Units granted to our named executive officers cover the 2019-2021 performance period, and have a target average ROIC of 13.1% (with threshold performance at 8.1% and maximum performance at 18.1%), along with the relative TSR performance metric discussed earlier.
Other Compensation Actions
In accordance with the terms set with Mr. Kaltenbach upon his joining BD as President of our Life Sciences segment, Mr. Kaltenbach received a TVU award of $2.8 million on the first anniversary of his employment with BD, which was intended to compensate Mr. Kaltenbach for certain equity awards from his former employer that he forfeited when he joined BD. In accordance with his sign-on terms, BD also made a cash payment of $750,000 to Mr. Kaltenbach to compensate him for the above-target payout he would have received under performance-based equity awards from his former employer had he not left to join BD. BD may make an additional payment of up to $750,000 to Mr. Kaltenbach in 2020 regarding other performance-based awards he held with his former employer.
Other Benefits Under Our Executive Compensation Program
Deferred compensation
Our Restoration Plan is an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. The Restoration Plan is offered as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred under the Restoration Plan, and earnings on these accounts are based on individual investment elections. BD provides matching contributions on cash amounts deferred under the Restoration Plan, subject to certain limits. A more complete description of the deferred compensation provisions of the Restoration Plan is on page 44.

Pension benefits
We offer pension benefits to our eligible U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our qualified Retirement Plan, we provide additional retirement benefits through our Restoration Plan. Together, the Retirement Plan and Restoration Plan are designed to provide a market-competitive level of income replacement for retirement-eligible participants and reduce associate turnover. We do not include the value of equity compensation in calculating pension benefits. A more complete description of these pension benefits begins on page 42.
Company transportation
Mr. Forlenza is encouraged to use BD aircraft for both personal and business travel in order to make more efficient use of his travel time, for personal security and to reduce business continuity risk. Mr. Forlenza has entered into a time-sharing arrangement under which he makes payments to BD for his personal use of BD aircraft. For 2019, Mr. Forlenza’s time-share payments exceeded the incremental costs incurred by BD for his personal flights. Additional information on the time-sharing arrangement is set forth in the notes to the Summary Compensation Table on page 36.
Change in control agreements
We have entered into agreements with the named executive officers relating to their employment following a change in control. These agreements provide the executives with continued employment for a period of two years following a change in control of BD, and provide certain benefits to the executives in the event their employment is terminated without “cause” or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change in control agreements begins on page 46.

General purpose. Our change in control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. These change in control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change in control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and consistent with our objective of attracting and retaining highly qualified executives.
Triggering events. Our agreements contain a “double-trigger”—that is, there must be a change in control of BD and a termination of the executive’s employment (either without cause by BD or for good reason by the executive) in order for any payments to be made. We opted for a double trigger, rather than a “single-trigger” that provides for severance payments solely on the basis of a change in control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change in control.
Tax reimbursement payments. In certain instances, payments made to an executive upon termination may be subject to a 20% excise tax. Under the agreement with Mr. Forlenza, to offset the effect of this tax, we will reimburse him for any resulting excise tax. We provide for this payment because it allows him to recognize the full intended economic benefit of the agreement and eliminates unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. However, while we believe tax reimbursement provisions serve a valid purpose, in light of trends in executive compensation practices, it is our policy that any new change in control agreements that we enter into with executive officers will not contain these provisions. The agreements with the other named executive officers, including Mr. Polen, do not contain tax reimbursement provisions.
Other change in control provisions
The equity grants awarded in 2019 include a double-trigger vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.
Awards granted prior to January 1, 2015 immediately vest upon a change in control. Unlike the double-trigger discussed above, no termination of employment is required for the accelerated vesting of these awards. We originally provided for the single-trigger vesting of awards because we believed it provided our associates with the same opportunity as our shareholders to realize the value created by the transaction, but moved to a double-trigger to align BD’s plan with what the Compensation Committee believes are best practices in this area.
Significant Policies and Other Information Regarding Executive Compensation
Clawback policy
We have a policy that gives the Board the discretion to require senior leaders at BD, including the named executive officers, to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated.
The policy also gives the Board the authority to require executive officers and other senior leaders who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.

Share retention and ownership guidelines
To increase executive share ownership and promote a long-term perspective when managing our business, our named executive officers and certain other senior executives are required to retain, in shares of BD stock, 75% of the net after-tax proceeds from any equity compensation awards granted to them after they become subject to the guidelines. They are subject to these requirements until they achieve and maintain the required ownership level. The required ownership levels are:

CEO; President	5 times salary
Other Executive Officers	3 times salary
Certain Other Senior Executives	1 times salary

What counts as ownership	What does not count as ownership
• Shares held directly	• Unexercised SARs
• Shares held through 401(k) Plan, Restoration Plan and GSIP	• Unvested Performance Units
• TVUs
Messrs. Forlenza, Reidy, Kaltenbach and Mas have holdings in excess of their ownership targets. Mr. Polen's target multiple was raised from 3 times to 5 times his salary when he was appointed President in April 2017, and he has not yet reached his ownership target.
Pledging and hedging policy
We have a policy that prohibits all of our associates (including the named executive officers) and members of our Board from pledging any BD shares or other BD securities, or from engaging in options (including exchange-traded options), puts, calls, forward contracts or any other transactions that are intended to hedge against any decrease in the market value of BD shares or other BD securities granted to them as part of their compensation from BD or that are held directly or indirectly by them.
Equity award policy
The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award in order to increase the value of an award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.
Tax considerations
While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.
Prior to the 2019 taxation year, Section 162(m) of the Internal Revenue Code precluded BD from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which includes the CEO and our three other most highly-compensated executive officers, other than the CFO, for years prior to 2019). This limitation did not apply, however, to “performance-based” compensation. Effective with the January 1, 2019 taxation year, the exception to Section 162(m) for performance-based compensation has been repealed, subject to certain transition and grandfathering rules. In addition, the CFO will be included as a covered employee.   Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to BD’s performance. Therefore, it is not anticipated that these changes to Section 162(m) will significantly impact the design of our compensation program going forward.
This Compensation Discussion and Analysis section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2019.
Fiscal Year 2019 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Vincent A. Forlenza	2019	1,275,000	0	7,267,906	4,797,154	1,950,000	690,010	34,563	16,014,633
Chairman and	2018	1,191,250	0	6,693,896	4,423,618	1,980,000	646,672	38,045	14,973,481
Chief Executive Officer	2017	1,153,750	0	5,641,827	3,794,598	1,800,000	631,381	37,284	13,058,840
Christopher R. Reidy	2019	853,874	0	1,732,237	1,143,150	850,000	124,919	38,530	4,742,710
Executive Vice President,	2018	818,200	0	1,992,275	1,316,570	902,785	121,039	28,575	5,179,444
Chief Financial Officer and	2017	778,230	0	1,642,074	1,104,268	950,000	108,790	41,000	4,624,362
Chief Administrative Officer
Thomas E. Polen	2019	900,000	0	2,350,893	1,551,444	990,000	200,284	37,350	6,029,971
President and	2018	849,750	0	2,231,614	1,474,555	1,132,560	102,975	37,675	5,829,129
Chief Operating Officer	2017	761,417	0	1,492,748	1,003,887	875,000	83,660	36,000	4,252,712
Patrick K. Kaltenbach (5)	2019	664,625	750,000(6)	4,136,237	878,820	562,380	0	53,383	7,045,445
Executive Vice President,	2018	216,667	2,000,000(6)	1,664,189	1,123,227	205,685	0	18,559	5,228,327
and President, Life Sciences
Alberto Mas (5)	2019	695,300	0	1,422,672	939,029	588,336	561,836	35,536	4,242,709
Executive Vice President
and President, Medical

(1)
Stock Awards and SAR Awards. The amounts shown in the “Stock Awards” column (which includes Performance Units and TVUs) and “SAR Awards” column reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

The amounts included in the “Stock Awards” column for the Performance Units awarded in 2019 reflect the grant date fair values of these awards at target payout, which we believe is the most probable outcome based on the applicable performance conditions. Below are the grant date fair values of these awards, assuming a maximum payout of 200% of target:

Name	Fair value at target payout ($)	Fair value at maximum payout ($)
Vincent A. Forlenza	4,869,910	9,739,820
Christopher R. Reidy	1,160,645	2,321,290
Thomas E. Polen	1,575,161	3,150,322
Patrick K. Kaltenbach	892,219	1,784,438
Alberto Mas	953,268	1,906,536

(2)
Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s PIP. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.
Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under defined benefit pension plans (including our nonqualified Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executive is eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. Mr. Kaltenbach does not participate in BD's defined benefit pension plans, which were closed to new participants effective January 1, 2018. Additional information regarding the pension benefits of our named executive officers begins on page 42.
Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, because no named executive officer earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 44.

(4)	All Other Compensation. Amounts shown for fiscal year 2019 include the following:

	Vincent A. Forlenza	Christopher R. Reidy	Thomas E. Polen	Patrick K. Kaltenbach	Alberto Mas
Matching contributions under plans	33,152	33,530	37,350	32,193	35,536
Matching charitable gifts	—	5,000	—	—	—
Term life insurance	1,411	—	—	—	—
Relocation assistance		—	—	21,190	—
Total	34,563	38,530	37,350	53,383	35,536
The following is a description of these benefits:

•	Matching contributions under plans—The amounts shown reflect BD matching contributions earned pursuant to defined contribution plans.

•
Matching charitable gifts—The amounts shown are matching contributions made (or committed to be made) through matching gift programs, under which BD matches charitable contributions made to qualifying non-profit organizations, subject to a $5,000 per calendar year limit.

•
Term life insurance—BD provides incremental term life insurance benefits to Mr. Forlenza beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

•	Relocation Assistance—BD provided Mr. Kaltenbach with mortgage subsidy assistance of $15,129 and tax assistance of $6,061 in connection with his hire.
Corporate aircraft. Pursuant to a policy adopted by the Board of Directors, Mr. Forlenza is encouraged to use BD aircraft for personal and business travel. The value of his personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with his personal flights that are not reimbursed by him. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or after dropping off Mr. Forlenza at a destination on a personal flight, the cost of the empty flight is included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

Mr. Forlenza has entered into a time-sharing arrangement under which he makes payments to BD for the personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Forlenza is responsible for the payment of any tax on any income imputed to him as a result of his personal use of corporate aircraft. For 2019, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to his personal flights. Accordingly, no value is shown for his personal flights in the Summary Compensation Table.

(5)
Compensation for fiscal year 2017 is not shown for Mr. Kaltenbach, and compensation for fiscal years 2017 and 2018 is not shown for Mr. Mas, because they were not named executive officers of BD in those fiscal years.

(6)	Represents amounts paid to Mr. Kaltenbach pursuant to his sign-on arrangements.

Information Regarding Plan Awards in Fiscal Year 2019
Set forth below is information regarding awards granted to the named executive officers in fiscal year 2019. The non-equity incentive plan awards were made under the PIP. The equity compensation awards were made under our 2004 Employee and Director Equity-Based Compensation Plan (referred to herein as the "2004 Plan").
Grants of Plan-Based Awards in Fiscal Year 2019

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other SAR Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)(4)	Grant Date Fair Value of Stock and SAR Awards($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent A. Forlenza	PIP	N/A	1,170,000	1,950,000	3,900,000
	PU	11/26/18				8,713	20,501	41,002				4,869,910
	TVU	11/26/18							10,161			2,397,996
	SAR	11/26/18								92,502	242.10	4,797,154
Christopher R. Reidy	PIP	N/A	465,569	775,948	1,551,896
	PU	11/26/18				2,077	4,886	9,772				1,160,645
	TVU	11/26/18							2,422			571,592
	SAR	11/26/18								22,043	242.10	1,143,150
Thomas E. Polen	PIP	N/A	540,000	900,000	1,800,000
	PU	11/26/18				2,818	6,631	13,262				1,575,161
	TVU	11/26/18							3,287			775,732
	SAR	11/26/18								29,916	242.10	1,551,444
Patrick K. Kaltenbach	PIP	N/A	321,360	535,600	1,071,200
	PU	11/26/18				1,596	3,756	7,512				892,219
	TVU	6/3/19							12,379			2,804,586
	TVU	11/26/18							1,862			439,432
	SAR	11/26/18								16,946	242.10	878,820
Alberto Mas	PIP	N/A	336,192	560,320	1,120,640
	PU	11/26/18				1,706	4,013	8,026				953,268
	TVU	11/26/18							1,989			469,404
	SAR	11/26/18								18,107	242.10	939,029

(1)	Award Type:
PIP = Performance Incentive Plan
PU = Performance Unit
TVU = Time-Vested Unit
SAR = Stock Appreciation Right

(2)
The amounts shown represent the range of possible payouts that the named executive officer could have earned under the PIP for fiscal year 2019, based on certain assumptions. Actual payments to the named executive officers under the PIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36. The amount in the “Threshold” column assumes BD achieved the minimum threshold performance levels for each performance measure, resulting in available funding for awards at 60% of target, and that the named executive officer received a payment equal to 60% of his award target.

(3)
The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance level for each performance measure under the awards.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.

(5)
The amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 8 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Description of awards
PIP
The PIP provides an opportunity for eligible associates to receive annual cash incentive payments. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2019 appears in the Compensation Discussion and Analysis section of this proxy statement.
Equity compensation awards
Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets set for these awards over the three-year performance period covering fiscal years 2019-2021. A more detailed discussion of these performance targets appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
TVUs. TVUs are restricted stock units that represent the right to receive shares of BD common stock upon vesting. TVU awards vest in three annual installments, beginning one year from the grant date. TVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
SARs. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price of the award. SARs are not transferable. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year from the grant date.
Change in control. The Performance Units, TVUs and SARs listed in the above table fully vest in the event of a termination of employment following a change in control under certain circumstances. See “Accelerated vesting of equity compensation awards upon a change in control” on page 47.

Outstanding Equity Awards
The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2019.
Outstanding Equity Awards at 2019 Fiscal Year-End

Name	Grant Date	Number of Securities Underlying Unexercised SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised SARs (#) Unexercisable (1)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent A. Forlenza	11/23/2010	16,343	0	76.64	11/23/2020
	11/22/2011	181,794	0	72.12	11/22/2021
	11/20/2012	202,758	0	76.18	11/20/2022
	11/26/2013	158,479	0	108.89	11/26/2023
	11/25/2014	144,098	0	134.73	11/25/2024
	11/26/2015	123,852	41,286	150.12	11/26/2025
	11/26/2016	56,116	56,117	170.69	11/26/2026
	11/26/2017	23,989	71,968	226.28	11/26/2027
	11/26/2018	0	92,502	242.10	11/26/2028
	Various					67,307	17,025,978	76,416	19,330,191
Christopher R. Reidy	11/26/2013	42,261	0	108.89	11/26/2023
	11/25/2014	36,459	0	134.73	11/25/2024
	11/26/2015	33,042	11,017	150.12	11/26/2025
	11/26/2016	16,330	16,331	170.69	11/26/2026
	11/26/2017	7,139	21,420	226.28	11/26/2027
	11/26/2018	0	22,043	242.10	11/26/2028
	Various					10,392	2,628,760	20,312	5,138,124
Thomas E. Polen	11/25/2014	3,907	0	134.73	11/25/2024
	11/26/2015	6,880	6,883	150.12	11/26/2025
	11/26/2016	14,846	14,846	170.69	11/26/2026
	11/26/2017	7,996	23,990	226.28	11/26/2027
	11/26/2018	0	29,916	242.10	11/26/2028
	Various					10,952	2,770,418	25,068	6,341,201
Patrick K. Kaltenbach	6/1/2018	0	17,193	224.94	6/1/2028
	11/26/2018	0	16,946	242.10	11/26/2028
	Various					15,930	4,029,653	17,176	4,344,841
Alberto Mas	11/25/2014	12,153	0	134.73	11/25/2024
	11/26/2015	10,734	3,578	150.12	11/26/2025
	11/26/2016	5,048	5,048	170.69	11/26/2026
	11/26/2017	2,856	8,568	226.28	11/26/2027
	11/26/2018	0	18,107	242.10	11/26/2028
	Various					4,635	1,172,470	12,242	3,096,736

(1)	SARs become exercisable in four equal annual installments, beginning one year following the date of grant.

Set forth below is the value of the exercisable SARs held by named executive officers at the end of fiscal year 2019. The value represents the difference between $252.96, the closing price of BD common stock on September 30, 2019, and the exercise price of each exercisable SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers upon exercise.

Name	Value of vested SARs ($)
Vincent A. Forlenza	129,463,190
Christopher R. Reidy	15,331,067
Thomas E. Polen	2,604,178
Alberto Mas	3,032,231

(2)
The amounts shown include grants of restricted stock unit awards that are not performance-based. These include, for Messrs. Forlenza, Reidy, Mas and Polen, TVUs granted on November 26, 2016, November 26, 2017 and November 26, 2018; and for Mr. Kaltenbach, TVUs granted on June 1, 2018, November 26, 2018 and June 3, 2019. TVUs vest in three annual installments beginning one year after grant. The amount shown for Mr. Forlenza also includes awards that vest at, or one year following, retirement. Also included in this column for Messrs. Forlenza, Reidy, Mas and Polen are shares payable under Performance Units granted on November 26, 2016, which cover the fiscal year 2017-2019 performance period and vested on November 26, 2019.

(3)
Market value has been calculated by multiplying the number of unvested units by $252.96, the closing price of BD common stock on September 30, 2019. These values may not reflect the value ultimately realized by the named executive officers.

(4)
The amounts shown represent the Performance Unit awards listed below at maximum payout. The actual number of shares issued under these awards will be based on BD’s performance over the applicable performance period.

For Mr. Forlenza:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2017	35,414	Fiscal years 2018-2020	11/26/2020
11/26/2018	41,002	Fiscal years 2019-2021	11/26/2021

For Mr. Reidy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2017	10,540	Fiscal years 2018-2020	11/26/2020
11/26/2018	9,772	Fiscal years 2019-2021	11/26/2021

For Mr. Polen:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2017	11,806	Fiscal years 2018-2020	11/26/2020
11/26/2018	13,262	Fiscal years 2019-2021	11/26/2021

For Mr. Kaltenbach:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
6/1/2018	9,664	Fiscal years 2018-2020	6/1/2021
11/26/2018	7,512	Fiscal years 2019-2021	11/26/2021

For Mr. Mas:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/26/2017	4,216	Fiscal years 2018-2020	11/26/2020
11/26/2018	8,026	Fiscal years 2019-2021	11/26/2021

SAR Exercises and Vesting of Stock Units
The following table contains information relating to the exercise of SARs, and the vesting of TVUs and Performance Units, during fiscal year 2019.
SAR Exercises and Stock Vested in Fiscal Year 2019

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Vincent A. Forlenza	93,771	15,948,387	39,612	9,590,065
Christopher R. Reidy	0	0	10,765	509,136
Thomas E. Polen	25,478	2,794,000	7,532	1,823,497
Patrick K. Kaltenbach	5,730	107,669	844	197,023
Alberto Mas	8,347	1,219,481	3,555	860,666

(1)
Represents the difference between the exercise price and the BD common stock price at the time of exercise. Mr. Forlenza's exercise of 93,771 SARs resulted in the acquisition of 64,668 shares. Mr. Kaltenbach's exercise of 5,730 SARs resulted in the acquisition of 441 shares. Mr. Mas' exercise of 8,347 SARs resulted in the acquisition of 4,782 shares. Mr. Polen’s exercise of 25,478 SARs resulted in the acquisition of 11,066 shares.

(2)	Shows the shares acquired under TVUs, and under Performance Units covering the fiscal year 2016-2018 performance period, that vested in fiscal year 2019.

(3)	Based on the closing price of BD stock on the vesting date.

Other Compensation
Retirement Benefits
General
BD’s U.S. Retirement Plan is a non-contributory defined benefit plan. The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations.
The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on a prescribed rate.
Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.
Prior to January 1, 2018, the Retirement Plan was generally available to all active full-time and part-time U.S. BD associates. Effective January 1, 2018, the Retirement Plan was frozen, and persons hired or rehired by BD on or after that date (including Mr. Kaltenbach) do not accrue pension benefits under the plan.

Estimated benefits
The following table shows the actuarial present value on September 30, 2019 (assuming payment as a lump sum) of accumulated retirement benefits payable under the listed plans as of the first date on which the named executive officer is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of the benefits under our Retirement Plan and Restoration Plan, see Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2019. Amounts shown are not subject to any further deduction for Social Security benefits or other offsets.
PENSION BENEFITS AT 2019 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Vincent A. Forlenza	Retirement Plan	39	1,944,986
	Restoration Plan	39	10,798,732
Christopher R. Reidy	Retirement Plan	7	121,208
	Restoration Plan	7	455,700
Thomas E. Polen	Retirement Plan	19	351,360
	Restoration Plan	19	459,590
Alberto Mas	Retirement Plan	27	862,800
	Restoration Plan	27	2,556,896
Calculation of benefits
Final average pay provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula: (1% of average final covered compensation, plus 1.5% of average final excess compensation) multiplied by years and months of credited service.
For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit accrued, based on service and pay through December 31, 2012.

Cash balance provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%
In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.
Early retirement. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least 10 years of credited service. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.
Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date (age 65).

For participants who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion under the final average formula. The result that produces the higher benefit is payable.
Form of benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.
Deferred compensation
Cash deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by BD at any time.
Deferral of equity awards. The Restoration Plan also allows eligible associates to defer receipt of up to 100% of the shares issuable under their Performance Units and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.
Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment, and to receive distributions in installments or in a lump sum. Except in an unforeseen financial emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.
Matching contributions. BD provides matching contributions on cash amounts deferred under the Restoration Plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the Restoration Plan, subject to certain limits.
Unfunded liability. BD is not required to make any contributions to the Restoration Plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay deferred amounts due under the Restoration Plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on cash amounts deferred under the plan to substantially offset this liability.
The following table sets forth information regarding activity during fiscal year 2019 in the deferred compensation accounts of the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2019

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)(3)
Vincent A. Forlenza	325,308	24,750	12,345	4,367,746
Christopher R. Reidy	105,361	24,750	3,658	816,288
Thomas E. Polen	121,857	24,750	15,769	622,283
Patrick K. Kaltenbach	581,560	17,578	30,786	761,495
Alberto Mas	757,167	24,750	141,846	1,051,766

(1)
The following amounts are reported as compensation in the fiscal year 2019 “Salary” column of the Summary Compensation Table appearing on page 36: Mr. Forlenza - $127,308; Mr. Reidy - $51,194; Mr. Kaltenbach - $375,875; Mr. Polen - $53,908; and Mr. Mas $173,727. The remaining executive contributions relate to the deferral of fiscal year 2018 PIP awards that were payable in fiscal year 2019.

(2)
Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits that were earned by participants in 2019. These amounts are not credited to participant accounts until 2020.

(3)	Reflects amounts in which the named executive officer is vested. BD matching contributions fully vest after a participant has been at BD for four years.

Payments Upon Termination of Employment or Change In Control
Payments upon termination of employment
The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2019. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the time of actual termination.

Name	Termination Without “Cause” or for “Good Reason” Following a Change in Control($)(1)	Termination Due to Retirement($)(2)	Termination Without Cause($)(3)	Termination Due to Disability($)(4)	Termination Due to Death($)(5)
Vincent A. Forlenza	63,939,473	44,495,035	46,567,823	45,623,236	48,223,236
Christopher R. Reidy	14,228,362	0	4,334,221	7,334,266	8,196,430
Thomas E. Polen	16,529,964	0	4,576,924	7,279,483	8,179,483
Patrick K. Kaltenbach	9,943,654	0	2,328,133	5,486,564	6,156,064
Alberto Mas	10,993,958	6,696,050	7,862,227	6,797,486	7,497,886

(1)
Includes amounts payable under change in control employment agreements and the accelerated vesting of equity compensation awards, each of which is discussed below. Also includes: for Messrs. Forlenza and Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; and for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans.

(2)
Includes amounts distributable under BD’s pension plans, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. Messrs. Reidy, Kaltenbach and Polen were not eligible for retirement as of September 30, 2019.

(3)
Includes the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits (assuming 18 months’ severance, as BD does not have a specific severance policy for its executive officers). Also includes, for Messrs. Forlenza and Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum.

(4)
Includes the accelerated vesting of equity compensation awards, and also includes, for Messrs. Forlenza and Mas, amounts distributable under BD's pension plans, assuming payout as a lump sum, and for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans.

(5)
Includes the accelerated vesting of equity compensation awards and life insurance benefits. Also includes, for Messrs. Forlenza and Mas, amounts distributable under BD's pension plans, assuming payout as a lump sum, and for Mr. Kaltenbach, the accelerated vesting of company matching contributions under BD's plans.

The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is shown on page 44, or the value of vested SARs held by the named executive officers as of September 30, 2019, which is shown on page 41.

Payments upon termination under change in control agreements
BD has entered into an agreement with each of the named executive officers that provides for the continued employment of the executive for a period of two years following a change in control of BD. The agreement is designed to retain the executive and provide continuity of management in the event of an actual or potential change in control of BD. The following is a summary of the key terms of the agreement.
The agreement provides that BD will continue to employ the executive for two years following a change in control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; or

•	shareholder approval of the liquidation or dissolution of BD.
The agreement also provides that, in the event the executive is terminated without “cause” or the executive terminates his employment for “good reason” during the two years following a change in control, the executive would receive:

•
a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) the executive’s target PIP award for the year of termination (the greater of the two being referred to herein as the “Incentive Payment”);

•
a lump sum severance payment equal to three times in the case of Messrs. Forlenza and Polen, and two times for the other named executive officers, the sum of the executive’s annual salary and his Incentive Payment;

•
a lump sum payment equal to the present value of the increased pension benefits the executive would have received had the executive remained employed for an additional three years, in the case of Mr. Forlenza, or two years for Mr. Reidy (the other named executive officers do not have this provision in their agreements);

•
continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years in the case of Messrs. Forlenza and Polen, and two years for the other named executive officers; and

•	outplacement services, subject to a limit on the cost to BD of $100,000.
“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreement with Mr. Forlenza, if any payments or distributions made by BD to Mr. Forlenza as a result of a change in control would be subject to an excise tax imposed by the Internal Revenue Code, BD will make a tax reimbursement payment to him (also known as a "gross-up" payment). As a result of this payment, Mr. Forlenza would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This provision applies to any payments or distributions resulting from the change in control, including the accelerated vesting of equity awards. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, the payments will be reduced to the extent necessary to avoid the excise tax.

The following table sets forth the estimated benefits the named executive officers would receive under his agreement in the event the executive was terminated without “cause” or terminated his employment for “good reason” following a change in control. The table assumes a termination date of September 30, 2019. These estimates are based on salary rates in effect as of September 30, 2019, and use the 2019 target PIP awards of the named executive officers as the Incentive Payment. No gross-up payment would have been required under the agreement with Mr. Forlenza.

Name	Incentive Payment($)	Severance Payment($)	Additional Retirement Benefits($)	Health and Welfare Benefits($)	Outplacement Services($)	Total($)
Vincent A. Forlenza	1,950,000	9,750,000	682,500	45,000	100,000	12,527,500
Christopher R. Reidy	913,028	3,550,385	225,240	30,000	100,000	4,818,653
Thomas E. Polen	930,720	5,492,160	0	45,000	100,000	6,567,880
Patrick K. Kaltenbach	535,600	2,410,200	0	30,000	100,000	3,075,800
Alberto Mas	566,117	2,533,035	0	30,000	100,000	3,229,152
Accelerated vesting of equity compensation awards upon a change in control
For awards granted prior to January 1, 2015, upon a change in control (as defined in our 2004 Plan), all unvested SARs become fully vested and exercisable, and all time-vested restricted stock units and Performance Units become fully vested and payable (with Performance Units being payable at target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to the named executive officers. No termination of employment is required to trigger this acceleration.
Awards made after January 1, 2015 will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2004 Plan) within two years of the change in control.
Equity compensation upon termination of employment
Upon a named executive officer’s termination due to retirement:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer vest at, or on the first anniversary of, retirement; and

•
all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to involuntary termination without cause:

•	the named executive officer is entitled to exercise his SARs for three months following termination, but only to the extent they were vested at the time of termination;

•
all TVUs held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed (except that Mr. Kaltenbach's June 1, 2018 TVU grant would vest in full), and all other time-vested restricted stock units fully vest; and

•
all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to death or disability:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be based on award targets.
CEO Pay Ratio
Under the rules of the SEC, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. For fiscal year 2019, the median annual total compensation of all our employees (other than Mr. Forlenza) was $42,219 and Mr. Forlenza’s annual total compensation (as reported in the Summary Compensation Table on page 36) was $16,014,633. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other worldwide employees was 379 to 1.
In accordance with SEC rules, we identified the median employee as of August 1, 2019 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for permanent hourly employees), and (B) target incentive compensation (including bonus or commission), and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Forlenza, whether employed on a full-time, part-time, or seasonal basis. For seasonal and non-permanent employees, we applied a reasonable estimate of hourly rate multiplied by their actual work schedule for the year. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Forlenza’s compensation for the Summary Compensation Table.
BD believes that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, BD’s ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies' businesses.

PROPOSAL 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee as the Company’s independent registered public accounting firm (referred to herein as the “independent auditors”) for fiscal year 2020. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of BD’s independent auditors. Shareholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2020 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2019 and 2018.

	2019	2018
Audit Fees	$19,432,000	$22,855,000
“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.

Audit Related Fees	$413,000	$195,000
“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	$1,289,000	$829,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.

All Other Fees	$7,500	$32,000	“All Other Fees” includes various miscellaneous services.

Total	$21,141,500	$23,911,000
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is responsible for appointing BD’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the above table were approved pursuant to this policy.
Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.
Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to certain dollar limits. The Audit Committee has also delegated to the Chair of the Audit Committee, subject to certain dollar limits, the authority to approve additional non-audit services by the independent auditors that either are not covered by the pre-approved categories or exceed the pre-approved limits, provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.
The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.
The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as BD’s independent auditors is in the best interests of BD and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.
In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.
In addition, the Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Bertram L. Scott, Chair
R. Andrew Eckert
Jeffrey W. Henderson
David F. Melcher
Rebecca W. Rimel

PROPOSAL 3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis beginning on page 22 of this proxy statement describes BD’s executive compensation program and the compensation decisions made with respect to our CEO and the other named executive officers in the Summary Compensation Table on page 36. Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board is asking shareholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and BD during the year.
For these reasons, the Board is asking shareholders to support this Proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers. The Board has adopted a policy of holding advisory votes to approve named executive officer compensation on an annual basis, and the next advisory vote will be held at our 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4. APPROVAL OF AMENDMENT TO 2004 PLAN
We are asking our shareholders to approve an amendment to our 2004 Plan to increase the maximum number of shares of our common stock that may be issued under the 2004 Plan.
We use awards under the 2004 Plan to attract, retain and motivate associates throughout the BD organization who are important to BD’s future, and to align the interests of our associates with those of BD’s shareholders. We do not believe that there are enough authorized shares remaining under the 2004 Plan to meet our anticipated needs. Accordingly, the Board has adopted, subject to shareholder approval, an amendment to the 2004 Plan to increase the number of shares available for awards. The Board believes that BD must continue to offer equity compensation awards to successfully attract and retain the best possible BD associates.
Terms of proposed amendment
The proposed amendment to Section 5 of the 2004 Plan would increase the shares available for awards by 6,200,000 shares (referred to as the "Additional Shares"), from 39,800,000 to 46,000,000. Under the amendment, only 4,200,000 of the Additional Shares may be used for full-value awards. “Full-value” awards are any type of awards other than stock options and SARs. This would include, for instance, Performance Units and TVUs. No other amendments to the 2004 Plan are being proposed. If the proposed amendment is approved at the 2020 Annual Meeting, BD intends to register the Additional Shares under the Securities Act of 1933 as soon as practicable following the 2020 Annual Meeting.
To the extent any outstanding award granted under the 2004 Plan is canceled or expires, the shares subject to the award will become available again for issuance. Also, shares underlying awards issued in assumption of, or substitution for, awards issued by a company acquired by BD (referred to as “Substitute Awards”) will not reduce the number of shares remaining available for issuance under the 2004 Plan. In the event an award is exercised through the delivery of BD shares, or withholding tax liabilities arising from an award are satisfied by the withholding of shares, the shares so delivered or withheld will not be available for issuance under the 2004 Plan. In addition, upon the exercise of a SAR, the greater of the number of shares subject to the SAR or the number of shares issued in connection with its exercise will be deducted from the number of shares available for issuance under the 2004 Plan.

A copy of the 2004 Plan reflecting the proposed amendment to Section 5 (with deleted text indicated by strikethroughs and additions indicated by underlining) is attached to this proxy statement as Appendix B.
Shares available under our equity compensation plans and share usage
As of September 30, 2019, a total of 5,574,749 shares were available for issuance under the 2004 Plan, assuming outstanding Performance Units vest at target. This includes 1,774,286 shares available for full-value awards. On December 9, 2019, the record date for the 2020 Annual Meeting, there were 271,011,748 shares of BD common stock outstanding.
Material terms of the 2004 Plan
The following is a summary of the material features of the 2004 Plan. This summary is qualified in its entirety by the full text of the 2004 Plan attached as Appendix B.
Eligibility and participation
Any employee of BD, including any officer or management director, is eligible to receive awards under the 2004 Plan. Additionally, any holder of an outstanding equity-based award issued by a company acquired by BD may be granted a Substitute Award under the 2004 Plan. BD had approximately 70,000 employees as of September 30, 2019. Non-management members of the Board are also eligible to participate in the 2004 Plan. There are currently 11 non-management directors.
Administration of the 2004 Plan
The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has the sole discretion to grant to eligible participants one or more equity awards and to determine the type, number or amount of any award to be granted. The Compensation Committee has the authority to, among other things, interpret any provision of the 2004 Plan, adopt rules and regulations for administering the 2004 Plan, and delegate any administrative responsibilities under the 2004 Plan. Decisions of the Compensation Committee are final and binding on all parties.
Awards
General. Awards are granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise, the holder will receive cash, BD stock, other securities, other awards, other property or any combination thereof. Shares of stock deliverable under the 2004 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
Exercise price. Except in the case of Substitute Awards, the exercise price of any stock option or SAR, and the purchase price of any security that may be purchased under any other award, will not be less than 100% of the fair market value of the BD stock or other security on the date of grant. The Compensation Committee may not amend an award to reduce its exercise, grant or purchase price (a “repricing”), cancel an outstanding stock option or SAR and replace it with a new award with a lower exercise price (except for adjustments in connection with stock splits and other events, as described below), or exchange for cash any option or SAR whose exercise price is less than the then-current BD stock price. The closing price of BD common stock on December 9, 2019 was $257.90.
Exercise of award; Form of consideration. The Compensation Committee determines the times at which options and other purchase rights may be exercised, and the methods by which payment of the purchase price may be made. No loans are extended by BD to any participant in connection with the exercise of an award (although BD is permitted to maintain a broker-assisted “cashless exercise” program for stock options).
Stock options and stock appreciation rights. The term of any stock options and SARs granted under the 2004 Plan is established by the Compensation Committee, but may not exceed 10 years. The Compensation Committee may impose a vesting schedule on stock options and SARs. No participant may receive stock options and SARs under the 2004 Plan in any calendar year that relate to more than 250,000 shares, subject to adjustment as discussed below. Unless otherwise provided by the Compensation Committee, employee stock options and SARs:

•
are exercisable following voluntary termination of employment or involuntary termination of employment without cause for three months, to the extent such awards were exercisable at the time of termination;

•	become fully vested upon retirement, death and disability, and otherwise remain in effect in accordance with their terms; and

•	otherwise lapse upon termination of employment.

Stock options granted under the 2004 Plan may be “incentive stock options” (“ISOs”), which afford certain favorable tax treatment for the holder, or “nonqualified stock options” (“NQSOs”). See “Tax matters” below.
Restricted stock and restricted stock units. The Compensation Committee may impose restrictions on restricted stock and restricted stock units, in its discretion. Upon death, disability or retirement, all restrictions on restricted stock and restricted stock units will no longer apply. In all other cases of termination of employment during the restriction period, restricted stock and restricted stock units will be forfeited.
Performance units. Performance unit payments are tied to the attainment of performance goals established by the Compensation Committee. The Compensation Committee establishes the performance criteria, the length of the performance period and the form and time of payment of the award. Upon retirement or involuntary termination without cause during the performance period, a holder of performance units will receive a pro rata portion of the amount otherwise payable under the award. In the event of voluntary termination or termination for cause, performance units will be forfeited. In other cases of termination of employment during the performance period, the rights of the holder will be as determined by the Compensation Committee.
Other stock-based awards. The Compensation Committee may grant and establish the terms and conditions of other stock-based awards, such as dividend equivalent rights.
Certain adjustments. If a recapitalization, stock split or other event described in Section 5(e) of the 2004 Plan affects BD common stock in a way that an adjustment is required to preserve the value of outstanding awards and prevent dilution or enlargement of the benefits intended to be made available under the 2004 Plan, the Compensation Committee will adjust, as it determines equitable: (i) the number and type of shares (or other securities or property) available for awards, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, and (iii) the grant, purchase or exercise price of any award. The Compensation Committee may not take any other action to reduce the exercise, grant or purchase price of any award as established at the time of grant.
Transferability. Awards granted under the 2004 Plan are not transferable other than by will or the laws of descent and distribution, except as otherwise provided by the Compensation Committee. However, in no event may an award be transferred by a participant for value. Except to the extent a transfer is permitted, an award is exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.
Deferral
Eligible recipients of certain awards have the right to defer the receipt of any or all of the shares deliverable upon settlement of the award in accordance with the terms and conditions of BD’s Restoration Plan described previously in this proxy statement.
Change in control
Unless otherwise specified by the Compensation Committee, upon a change in control (as defined in the 2004 Plan), all awards issued prior to January 1, 2015 will become fully vested and exercisable, and any restrictions applicable to the awards will lapse. Awards granted on or after January 1, 2015 will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2004 Plan) within two years of the change in control.
Amendment and termination
The Board may amend, discontinue or terminate the 2004 Plan or any portion of the 2004 Plan at any time. Shareholder approval may be required by NYSE, tax or regulatory requirements for certain amendments. Participant approval must also be obtained for any amendment that would adversely affect the rights of such participant under any award granted under the 2004 Plan prior to the amendment.
Future awards
The issuance of any awards under the 2004 Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Tax matters
The following is a brief summary of the U.S income tax consequences to BD and participants who are citizens or individual residents of the U.S. of awards under the 2004 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.
Non-qualified stock options and SARs. An optionee or SAR recipient will not recognize any taxable income upon the grant of an NQSO or SAR and BD will not be entitled to a tax deduction with respect to the grant of an NQSO or SAR. Upon exercise of an NQSO or SAR, the excess of the fair market value of the underlying shares of BD common stock on the exercise date over the exercise price will be taxable as compensation income to the grantee and will be subject to applicable withholding taxes. BD will generally be entitled to a tax deduction at such time in the amount of such compensation income. The grantee’s tax basis for the shares received pursuant to the exercise of an NQSO or SAR will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of an NQSO or SAR, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.
Incentive stock options. An optionee will not recognize any taxable income at the time of grant or exercise of an ISO while an employee (or within three months after termination of employment), and BD will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to BD, if the ISO is not exercised while the optionee is employed by BD or within three months after termination of employment, or if the optionee subsequently engages in a “disqualifying disposition,” as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax. A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO or (b) the amount realized on such disqualifying disposition of the shares, over (ii) the option exercise price of such shares, will be ordinary income to the optionee, and BD will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by BD.
Restricted stock. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within 30 days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If restricted stock for which a Section 83(b) election has been made is subsequently forfeited, the holder will not be able to recover any taxes that were paid as a result of such election. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, BD generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.
Restricted stock units and performance units. The grant of an Award of restricted stock units or performance units will not result in income for the grantee or in a tax deduction for BD. Upon the settlement of such an Award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and BD generally will be entitled to a tax deduction in the same amount.

Equity compensation plan information
The following table provides certain information as of September 30, 2019 regarding BD’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,025,626	(2)	$144.25	5,097,035	(3)
Equity compensation plans not approved by security holders	1,526,868	(4)	N/A	0	(5)

Total	11,552,494		$144.25	5,097,035
______________________________________________

(1)
Shares issuable pursuant to outstanding performance-based restricted stock units and time-vested restricted stock units under the 2004 Plan and BD’s Stock Award Plan, as well as shares issuable under the Directors’ Deferral Plan, the Restoration Plan and the GSIP, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)
Shares issuable includes (i) 80,481 stock options and 6,898,632 SARs granted under the 2004 Plan, (ii) 955,428 performance-based restricted stock units (assuming maximum payout) and 2,068,289 time-vested units granted under the 2004 Plan, and (iii) 22,796 shares issuable under restricted stock unit awards granted under the Stock Award Plan.

(3)	Represents shares available for issuance under the 2004 Plan and includes 1,296,572 shares available for full-value awards, assuming maximum payout of outstanding Performance Units.

(4)	Includes 105,412 shares issuable under the Directors’ Deferral Plan, 320,156 shares issuable under the Restoration Plan, and 1,101,300 shares issuable under the GSIP.

(5)
Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

Directors’ Deferral Plan. The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. Directors may also defer receipt of the shares underlying their restricted stock unit awards. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may also elect to have amounts held in a cash account converted into a BD common stock account. Amounts credited to the BD stock fund are paid out in BD shares at the time of distribution. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan.
Restoration Plan. Information regarding the deferral features of the Restoration Plan can be found on page 44 of this proxy statement. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Amounts credited to the BD common stock accounts of the Restoration Plan are paid out in BD shares at the time of distribution. The Restoration Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan.
GSIP. BD maintains the GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a way to save on a regular and long-term basis and acquire a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

PROPOSAL 5. APPROVAL OF FRENCH ADDENDUM TO 2004 PLAN
We are asking our shareholders to approve the French Addendum to the 2004 Plan. If approved by our shareholders, the French Addendum would allow BD to issue qualified restricted stock unit awards that provide more favorable tax treatment for both BD’s local subsidiaries and BD associates that are subject to French taxation. This Proposal does not modify the 2004 Plan, and any awards issued under the French Addendum will have terms consistent with the 2004 Plan, the material features of which are described in Proposal 4. Any awards granted under the French Addendum will come from the shares generally available under the 2004 Plan. The full text of the French Addendum is attached as Appendix C to this Proxy Statement.
We believe that it is in the best interests of BD and our shareholders that BD have the discretion to grant awards under the French Addendum that qualify for the favorable income and social tax treatment available under French law (which we refer to herein as “French Qualified Awards”). If the French Addendum is not approved, BD employees who are French tax residents may continue to receive awards under the 2004 Plan, but neither BD nor such employees would benefit from this more favorable tax treatment. In addition, we believe our inability to issue French Qualified Awards may adversely affect our ability to offer the market-competitive compensation needed to attract talent.
The French Addendum relates to the grant of restricted stock unit awards (whether time-based or performance-based), but not SARs or other types of awards. Employees and certain officers of BD’s subsidiaries in France would be eligible to receive French Qualified Awards. The terms and conditions applicable to French Qualified Awards will be determined by the Compensation Committee, except that the terms must provide for a minimum one-year vesting period, and restrict the sale of shares received upon vesting of the award until a minimum of two years from the grant date. The latter restriction can be achieved by imposing a two-year vesting period from the grant date, or by placing a holding restriction on shares obtained at vesting. In the event of the death of a holder of a French Qualified Award, such holder’s heirs may request that the shares subject to the award be transferred to them during the six-month period following the holder’s death, in which case the French Qualified Award vests in full. In the event of the holder’s disability, the French Qualified Award would become fully vested.
Employees receiving French Qualified Awards will not be subject to taxation at the time of vesting (as is the case with awards not qualified under French law), but instead will be subject to taxation at the time the shares acquired under the award are sold. Upon the sale of any shares, the value of the shares sold at the time of vesting will be taxed at the holder’s income tax rate, but the taxable basis can be reduced by 50% for gains of less than EUR 300,000. Holders of French Qualified Awards will also pay lower social charges on such gain compared to holders of non-qualified awards. In addition, BD’s local employing subsidiary will be subject to a 20% social security contribution upon vesting of French Qualified Awards, compared to 25% to 45% (depending on the circumstances) for non-qualified awards.
Based on the foregoing, the Board believes that approval of the French Addendum is in the best interests of BD.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5.
PROPOSAL 6. SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS
Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, owner of not less than 500 shares of BD common stock, has given notice that he intends to present for action at the 2020 Annual Meeting the following stockholder proposal:

Proposal 6
Make the Right to Call a Special Shareholder Meeting More Accessible to Shareholders

Shareowners ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting. The Board of Directors would continue to have its existing power to call a special meeting.

Special meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won 60%-support at the Becton Dickinson 2009 annual meeting. It even won 49% support at the 2011 Becton Dickinson annual meeting after BDX adopted a lesser shareholder right to call a special meeting that would require action by 25% of BDX shareholders.

A shareholder proposal to call a special meeting also obtained a 57% vote at Electronic Arts (EA) in August 2019 even though shareholders at the same meeting approved a management proposal for a special meeting right that would require action by 25% of EA shareholders.

This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.

Shareholders need to have the power to play a greater role in Becton Dickinson due to the mismanagement of the company. AmerisourceBergen is among opioid distributors proposing $10 billion in payments to settle state claims. It's the first time in two years of discussions that AmerisourceBergen and 2 other distributors put a dollar figure on the table to resolve lawsuits against them. The National Association of Attorneys General- handling talks on behalf of more than 35 states- countered with a demand for $45 billion to cover costs from the public-health crisis of opioid addiction and overdoses.

A 10% stock ownership threshold is important because the current 25% stock ownership threshold for shareholders to call a special meeting may be unreachable due to time constraints and the detailed technical requirements that can trip up half of shareholders who want a special shareholder meeting. Thus the 25% stock ownership threshold to call a special meeting can be a 50% stock ownership threshold to call a special meeting for all practical purposes.

Any claim that a shareholder right to call a special meeting can be costly - may be moot. When shareholders have a good reason to call a special meeting- our Board of Directors should be able to take positive responding action to make a special meeting unnecessary.
Please vote yes:
Make the Right to Call a Special Shareholder Meeting More Accessible to Shareholders
Proposal 6

* * *
BOARD OF DIRECTORS’ RESPONSE
The Board has carefully considered this proposal and believes that the proposal is unnecessary and not in the best interests of our shareholders. Accordingly, the Board recommends that shareholders vote “AGAINST” the proposal.

We believe that it is important for our shareholders to have the ability to call special shareholder meetings to address matters that require attention prior to the next annual shareholders meeting. BD’s bylaws provide for a 25% ownership threshold, which we believe is an appropriate standard for balancing shareholder rights and is consistent with prevailing practices at large public corporations. Lowering this threshold to 10% creates the risk that a few shareholders (and currently, as few as one shareholder) with narrow or short-term interests could call special meetings to advance their own particular agendas that are not aligned with the long-term interests of BD and our other shareholders. Such shareholders could also call special meetings solely to seek concessions that serve their own interests in exchange for avoiding a special meeting. In addition, special shareholder meetings not only subject BD to considerable expense, but also distract management and the Board from important business initiatives and objectives. Preserving our current 25% ownership threshold ensures that a special meeting will be called only when there is significant support for the meeting among our shareholders.

We also note that if holders of less than 25% of BD’s common stock believe a special meeting should be called, New Jersey law provides that holders of 10% or more of BD’s common stock have the right to have a court call a special shareholders meeting upon a showing of good cause.

For these reasons, we believe this proposal is unnecessary and not in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2021 ANNUAL MEETING
Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for BD’s 2021 Annual Meeting pursuant to SEC Rule 14a-8 must be received by BD not later than August 18, 2020.
A shareholder’s notice of nomination of one or more director candidates to be included in BD’s proxy statement and proxy card pursuant to Article II. E of our By-Laws (a “proxy access director nomination”) must be received by BD no earlier than July 19, 2020 and not later than August 18, 2020.
Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a shareholder wishes to present for consideration at the 2021 Annual Meeting pursuant to Article II. D. of our By-Laws must be received by BD not earlier than September 30, 2020 and not later than October 30, 2020.
Any proposal or director nomination submitted by a shareholder in connection with the 2021 Annual Meeting must satisfy the applicable information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/corporate_governance/. All proposals and nominations, and all supporting materials required by our By-Laws, must be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880. BD will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-Law and SEC requirements for submitting the proposal or nomination.

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Presented below are reconciliations of non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the comparable GAAP financial measure. All figures below are rounded, and totals may not add due to rounding.

2019 Comparable Currency-Neutral Revenue Growth
2019 Comparable Revenues

	A	B	C=A-B
	BD Reported	Divestitures and Other Adjustments (a)	Comparable 2019

Revenues	17,290	$(9)	$17,281

2018 Comparable Revenues

	A	B	C	D	E=A+B+C+D
	BD Reported	Bard (b)	Intercompany Adjustment (c)	Divestiture and Other Adjustments (a)	Comparable 2018

Revenues	$15,983	$968	$(3)	$(144)	$16,803
Comparable Growth

A	B	C	D=(A-B-C)/B
2019 Comparable Revenues	2018 Comparable Revenues	Foreign Exchange Impact (d)	Currency-Neutral Growth

$17,281	$16,803	$(386)	5.1%
______________________

(a)
The amounts for the twelve months ended September 30, 2019 and 2018 include adjustments for BD's divestiture of its Advanced Bioprocessing business. The amounts for the twelve months ended September 30, 2018 also include adjustments for BD's divestitures of its soft tissue core needle biopsy product line and Bard's divestiture of its Aspira® product line. Additionally, Medication Delivery Solutions and Preanalytical Systems results for the twelve months ended September 30, 2019 included a total of $21 million in cumulative customer rebate and incentive fees relating to fiscal year 2018. Accordingly, to ensure comparability of revenue growth, the results for the twelve months ended September 30, 2018 have been adjusted to reflect these cumulative fees. The Company records rebate and customer incentive fees as a reduction to revenue.

(b)	Amounts represent revenues for the quarter ended December 31, 2017. BD reported a Gore royalty amount, which was previously reported as revenues by Bard, as non-operating income in 2019.

(c)
Represents the elimination of revenues from the Medication Delivery Solutions unit, which BD previously recognized from Bard as third-party revenues and that would be treated as intercompany revenues in the current-year period.

(d)
Under U.S. generally accepted accounting principles and as a result of Argentina’s highly inflationary economy, the functional currency of the Company's operations in Argentina was the U.S. dollar for the twelve months ended September 30, 2019.  The total foreign currency translation impact above includes $22 million that was calculated by comparing local currency revenues in Argentina for the twelve months ended September 30, 2019, translated using the prior-period exchange rate, to the reported U.S. dollar revenues for this same period.

2018 Adjusted Earnings Per Share

	Twelve Months Ended September 30,
	2019	2018	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$3.89	$0.60	$3.29	$(0.62)	$3.91	548.3%	651.7%
Purchase accounting adjustments ($1.499 billion and $1.733 million pre-tax, respectively) (1)	5.46	6.55		(0.01)
Restructuring costs ($180 million and $344 million pre-tax, respectively) (2)	0.66	1.30
Integration costs ($323 million and $344 million pre-tax, respectively) (2)	1.18	1.30		(0.01)
Transaction cost/loss and product-related matters ($626 million pre-tax)(3)	2.35
Impacts of debt extinguishment ($54 million and $16 million pre-tax, respectively)(4)	0.20	0.06
European regulatory initiative-related costs ($51 million pre-tax)(5)	0.19
Net impact of gain on sale of investment and asset impairments ($30 million and $151 million pre-tax, respectively) (6)	0.11	(0.57)
Hurricane-related (insurance proceeds) recovery costs ($24 and $17 million pre-tax, respectively)	(0.09)	0.07
Transaction costs ($1 million and $56 million pre-tax, respectively)(2)		0.21
Financing impacts ($49 million pre-tax) (7)		0.19
Dilutive Impact (8)		0.30
Income tax benefit of special items and impact of tax reform ($622 million and 265 million, respectively) (9)	(2.26)	1.00
Adjusted Diluted Earnings per Share	$11.68	$11.01	$0.67	$(0.64)	$1.31	6.15%	11.9%
________________________

(1)
Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt. The amount in 2018 also included a fair value step-up adjustment of $478 million recorded relative to Bard's inventory on the acquisition date.

(2)	Represents restructuring, integration and transaction costs associated with acquisitions.

(3)
Includes amounts recorded to Other operating expense, net to record product liability reserves, including related legal defense costs, of $914 million and the estimated cumulative costs of a product recall of $75 million. Also includes the pre-tax gain of $336 million recognized in Other operating expense, net related to BD's sale of its Advanced Bioprocessing business.

(4)	Represents the impacts recognized upon the extinguishment of certain long-term senior notes.

(5)	Represents initial costs required to develop processes and systems to comply with emerging regulations such as the EUMDR and GDPR.

(6)
The amount in 2019 represents a charge recorded to write down the carrying value of certain intangible assets in the Surgery unit.  The amount in 2018 included the net amount recognized in the period related to BD's sale of its non-controlling interest in Vyaire Medical, partially offset by $81 million of charges recorded to write down the carrying value of certain intangible and other assets in the Biosciences unit as well as $58 million of charges to write down the value of fixed assets primarily in the Diabetes Care unit.

(7)	Represents financing impacts associated with the Bard acquisition.

(8)
Represents the dilutive impact of BD shares issued in May 2017, in anticipation of the Bard acquisition and BD shares issued as consideration transferred to acquire Bard. The adjusted diluted average shares outstanding (in thousands) was 260,758.

(9)	The amount for the twelve months ended September 30, 2018 included additional tax expense, net, of $640 million, relating to new U.S. tax legislation.

Adjusted Performance Used Under the PIP
2019 Adjusted Revenues
(in millions)

Reported revenues	$17,290
Adjustment for impact of drug-coated balloons (1)	73
Adjustment for rebates and incentive fees	(21)
Adjusted revenues	17,342
Adjustment for unbudgeted unfavorable foreign currency translation	34
Adjusted currency-neutral revenues	$17,376
_________________

(1)	Represents impact of actions taken by the FDA with respect to drug-coated medical devices on sales of our drug-coated balloon product line during the year.

2018 Adjusted EPS

Adjusted diluted earnings per share (see previous reconciliation)	$11.68
Adjustment for impact of drug-coated balloons	0.23
Adjustment for unbudgeted favorable tax rate	(0.05)
Adjustment for unbudgeted unfavorable foreign currency translation	0.25
Adjusted currency-neutral EPS	$12.11

2018 Free Cash Flow as a Percentage of Sales
(in millions)

Reported net cash provided by operating activities	$3,330
Capital expenditures and capitalized software	(978)
Free cash flow	$2,352
Transaction costs	1
Integration costs	324
Restructuring costs	87
Product recall costs	75
European regulatory initiative-related costs	51
Favorable litigation settlement	(11)
Pension contribution	3
Hurricane-related insurance proceeds	(16)
Income tax benefit of adjustments	(114)
Impact of drug-coated balloons	73
Additional non-operating expenses (1)	220
Additional cash flow adjustments (2)	147
Adjustment for unbudgeted unfavorable foreign currency translation	32
Adjusted free cash flow	$3,226
_________________

(1)    Includes litigation payments, benefit contributions and license fees.
(2)    Includes capital expenditure overspend compared to budget and working capital timing.

Free cash flow as a % of sales (reported) ($2,352/$17,290)	13.6%
Adjusted currency-neutral free cash flow as a % of sales (3,226/$17,376)	18.6%

Appendix B

BECTON, DICKINSON AND COMPANY
2004 EMPLOYEE AND DIRECTOR EQUITY-BASED
COMPENSATION PLAN

As amended and restated as of January 28, 2020
Section 1. Purpose.
The purpose of the Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan is to provide an incentive to employees of the Company and its subsidiaries to achieve long-range goals, to aid in attracting and retaining employees and directors of outstanding ability and to closely align their interests with those of shareholders.
Section 2. Definition.
As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.
(b) “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted under the Plan.
(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
(d) “Board” shall mean the board of directors of the Company.
(e) “Cause” shall mean (i) the willful and continued failure of a Participant to perform substantially the Participant’s duties with the Company or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without the reasonable belief that the Participant’s action or omission was in the best interest of the Company.
(f) “Change in Control” means
(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(f), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, (iv) any acquisition by any corporation pursuant to a transaction that complies with Section 2(f)(iii)(A), Section 2(f)(iii)(B) and Section 2(f)(iii)(C), or (v) any acquisition that the Board determines, in good faith, was inadvertent, if the acquiring Person divests as promptly as practicable a sufficient amount of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities, as applicable, to reverse such acquisition of 25% or more thereof;
(ii) individuals who, as of the day after the effective time of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such time whose election, or nomination for election as a director by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a Person other than the Board;
(iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or subsequently all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common

Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(g “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(h) “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.
(i) “Company” shall mean Becton, Dickinson and Company.
(j) “Disability” shall mean a Participant’s disability as determined in accordance with a disability insurance program maintained by the Company.

(k) “409A Disability” shall mean a Disability that qualifies as a total disability as defined below and determined in a manner consistent with Code Section 409A and the regulations thereunder:

The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

A Participant will be deemed to have suffered a 409A Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a 409A Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A and the regulations thereunder.
(l) “Earnings Per Share” shall mean earnings per share calculated in accordance with U.S. Generally Accepted Accounting Principles.
(m) “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 for that taxable year.
(n) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(o) “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.
(p) “Market Share” shall mean the percent of sales of the total available market in an industry, product line or product attained by the Company or one of its business units during a time period.
(q) “Net Income” shall mean net income calculated in accordance with U.S. Generally Accepted Accounting Principles.
(r) “Net Revenue Per Employee” in a period shall mean net revenue divided by the average number of employees of the Company, with average defined as the sum of the number of employees at the beginning and ending of the period divided by two.

(s) “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.
(t) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(u) “Other Stock-Based Award” shall mean any right granted under Section 9.
(v) “Participant” shall mean an individual granted an Award under the Plan.
(w) “Performance Unit” shall mean any right granted under Section 8.
(x) “Restricted Stock” shall mean any Share granted under Section 7.
(y) “Restricted Stock Unit” shall mean a contractual right granted under Section 7 that is denominated in Shares. Each Unit represents a right to receive the value of one Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in the Plan and the applicable Award Agreement. Awards of Restricted Stock Units may include, without limitation, the right to receive dividend equivalents.
(z) “Retirement” shall mean a Separation from Service after attainment of retirement as specified in the applicable terms of an Award.
(aa) “Return On Common Equity” for a period shall mean net income less preferred stock dividends divided by total shareholders’ equity, less amounts, if any, attributable to preferred stock.
(bb) “Return on Invested Capital” for a period shall mean earnings before interest, taxes, depreciation and amortization divided by the difference of total assets less non-interest bearing current liabilities.
(cc) “Return On Net Assets” for a period shall mean net income less preferred stock dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.
(dd) “Revenue Growth” shall mean the percentage change in revenue (as defined in Statement of Financial Accounting Concepts No. 6, published by the Financial Accounting Standards Board) from one period to another.
(ee) “Plan” shall mean this Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan.
(ff) “Separation from Service” shall mean a termination of employment or other separation from service from the Company, as described in Code Section 409A and the regulations thereunder, including, but not limited to a termination by reason of Retirement or involuntary termination without Cause, but excluding any such termination where there is a simultaneous re-employment by the Company.
(gg) “Shares” shall mean shares of the common stock of the Company, $1.00 par value.
(hh) “Specified Employee” shall mean a Participant who is deemed to be a specified employee in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(2)(B)(i) and the guidance thereunder.
(ii) “Stock Appreciation Right” shall mean a right to receive a payment, in cash and/or Shares, as determined by the Committee, equal in value to the excess of the Fair Market Value of a Share at the time the Stock Appreciation Right is exercised over the exercise price of the Stock Appreciation Right.
(jj) Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.
(kk) “Total Shareholder Return” shall mean the sum of the appreciation in the Company’s stock price and dividends paid on the common stock of the Company over a given period of time.
Section 3. Eligibility.
(a) Any individual who is employed by (including any officer), or who serves as a member of the board of directors of, the Company or any Affiliate shall be eligible to be selected to receive an Award under the Plan.
(b) An individual who has agreed to accept employment by the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such agreement.

(c) Holders of options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.
Section 4. Administration.
(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the New York Stock Exchange and the Securities and Exchange Commission, and each of whom shall be a “Non-Employee Director”, as defined from time to time for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum.
(b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Notwithstanding the foregoing, the Plan will be interpreted and administered by the Committee in a manner that is consistent with the requirements of Code Section 409A to allow for tax deferral thereunder, and the Committee shall take no action hereunder that would result in a violation of Code Section 409A.
(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Participants.
Section 5. Shares Available For Awards.
(a) The number of Shares available for issuance under the Plan is ~~39,800,000~~46,000,000 shares, subject to adjustment as provided below. Notwithstanding the foregoing and subject to adjustment as provided in Section 5(e), (i) no Participant may receive Options and Stock Appreciation Rights under the Plan in any calendar year that relate to more than 250,000 Shares, (ii) the maximum number of Shares with respect to which unrestricted Awards (either as to vesting, performance or otherwise) may be made to employees under the Plan is 450,000 Shares, and (iii) the maximum number of Shares that may be issued with respect to any Awards granted on or after February 2, 2010 that are not Awards of Options or Stock Appreciation Rights shall be ~~9,740,000~~13,940,000.
(b) If, after the effective date of the Plan, any Shares covered by an Award other than a Substitute Award, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan, except as otherwise provided in Section 5(f).
(c) In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld. Notwithstanding the foregoing, this Section 5(c) will not apply to any such surrender or withholding of Shares occurring on or after November 21, 2006.
(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
(e) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is required in order to preserve the value of issued and outstanding Awards and to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(f) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.
(g) Upon the exercise of any Stock Appreciation Rights, the greater of (i) the number of shares subject to the Stock Appreciation Rights so exercised, and (ii) the number of Shares, if any, that are issued in connection with such exercise, shall be deducted from the number of Shares available for issuance under the Plan.
Section 6. Options and Stock Appreciation Rights.
The Committee is hereby authorized to grant Options and Stock Appreciation Rights to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a) The exercise price per Share under an Option or Stock Appreciation Right shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right. The exercise price of a Substitute Award may be less than the Fair Market Value of a Share on the date of grant to the extent necessary for the value of Substitute Award to be substantially equivalent to the value of the award with respect to which the Substitute Award is issued, as determined by the Committee.
(b) The term of each Option and Stock Appreciation Right shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof.
(c) The Committee shall determine the time or times at which an Option or Stock Appreciation Right may be exercised in whole or in part, and, with respect to Options, the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
(d) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.
(e) Section 10 sets forth certain additional provisions that shall apply to Options and Stock Appreciation Rights.
Section 7. Restricted Stock And Restricted Stock Units.
(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.
(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, that if the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units to an employee of the Company relate exclusively to the passage of time and continued employment, such time period shall consist of not less than thirty-six (36) months. In the event the vesting of any Award of Restricted Stock is subject to the achievement of performance goals, the performance period relating to such Award shall be at least twelve (12) months. Any Award of Restricted Stock Units for which vesting is conditioned upon the achievement of performance goals shall be considered an award of Performance Units under Section 8.
(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d) Notwithstanding anything contained herein to the contrary and except as otherwise provided by the Committee at the time a Restricted Stock award is granted or in any amendment thereto, upon a Participant’s (i) Separation from Service on account of Retirement, death or Disability, any and all remaining restrictions with respect to an award of Restricted Stock granted to the Participant shall lapse, and the Participant shall receive all of the Shares of Restricted Stock subject to the award, and (ii) voluntary termination, involuntary termination without Cause or involuntary termination with Cause, all Shares of Restricted Stock held by the Participant shall be forfeited as of the date of termination.
(e) Notwithstanding anything contained herein to the contrary and except as otherwise provided by the Committee at the time a Restricted Stock Unit award is granted or in any amendment thereto, upon a Participant’s:
(i) Separation from Service on account of Retirement or Disability, any and all remaining restrictions with respect to Restricted Stock Units granted to the Participant shall lapse and the Participant shall receive any amounts otherwise payable with respect to such Restricted Stock Units as soon as administratively practicable thereafter (or at such later distribution date as may be set by the Committee at the time of the Award or in any amendment thereto), except that, for amounts subject to Code Section 409A, in the case of a Participant who is a Specified Employee, the payment of such amounts that are made on account of the Specified Employee’s Separation from Service shall not be made prior to the earlier of (A) the first day of the seventh month following the Participant’s Separation from Service (without regard to whether the Participant is reemployed on that date) or (B) death;
(ii) Separation from Service on account of involuntary termination without Cause, all Restricted Stock Units held by the Participant shall be forfeited as of the date of termination; provided, that the Committee may, in its discretion, authorize the payment to the Participant of all amounts payable with respect to such Restricted Stock Units in the case of financial hardship on the part of the Participant or in connection with a reduction-in-force. Notwithstanding the foregoing, for amounts subject to Code Section 409A, in the case of a Participant who is a Specified Employee, the payment of any amounts that are made on account of the Specified Employee’s Separation from Service shall not be made prior to the earlier of (A) the first day of the seventh month following the Participant’s Separation from Service (without regard to whether the Participant is reemployed on that date) or (B) death;
(iii) death, any and all remaining restrictions with respect to Restricted Stock Units granted to the Participant shall lapse and the Participant’s beneficiary shall receive any amounts otherwise payable with respect to such Restricted Stock Units as soon as administratively practicable thereafter; and
(iv) voluntary termination or involuntary termination with Cause, all Restricted Stock Units held by the Participant shall be forfeited as of the date of termination.
Section 8. Performance Units.
(a) The Committee is hereby authorized to grant Performance Units to Participants.
(b) Subject to the terms of the Plan, a Performance Unit granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Unit, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit granted and the amount of any payment or transfer to be made pursuant to any Performance Unit shall be determined by the Committee; provided, that the performance period relating to any Award of Performance Units shall be at least twelve (12) months.
(c) Notwithstanding anything contained herein to the contrary and except as otherwise provided by the Committee at the time a Performance Unit Award is granted or in any amendment thereto, upon a Participant’s:
(i) Separation from Service on account of Retirement or involuntary termination without Cause prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant, the Participant shall be entitled to receive, following the expiration of such performance period, a pro-rata portion of any amounts otherwise payable with respect to, or a pro-rata right to exercise, the Performance Unit;
(ii) death or 409A Disability prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant, the Participant or the Participant’s beneficiary shall receive upon such event a partial payment with respect to, or a partial right to exercise, such Performance Unit as determined by the Committee in its discretion;

(iii) Separation from Service on account of Disability (other than a 409A Disability) prior to the expiration for any performance period applicable to a Performance Unit granted to the Participant, the Participant shall be entitled to receive, following the expiration of such performance period, a partial payment with respect to, or a partial right to exercise, such Performance Unit as determined by the Committee in its discretion; and
(iv) voluntary termination or involuntary termination with Cause, all Performance Units held by the Participant shall be canceled as of the date of termination.
Section 9. Other Stock-Based Awards.
The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan (provided that no rights to dividends and dividend equivalents shall be granted in tandem with an Award of Options or Stock Appreciation Rights). Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards; provided, that (i) if the vesting conditions applicable to any such Award to an employee relate exclusively to the passage of time and continued employment, such time period shall consist of not less than thirty-six (36) months, (ii) if the vesting of the award is contingent upon the achievement of any performance goals over a performance period, the performance period relating to such Award shall be at least twelve (12) months. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted. To the extent that any Other Stock-Based Awards granted by the Committee are subject to Code Section 409A as nonqualified deferred compensation, such Other Stock-Based Awards shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.
Section 10. Effect Of Termination On Certain Awards.
Except as otherwise provided by the Committee at the time an Option or Stock Appreciation Right is granted or in any amendment thereto, if a Participant ceases to be employed by, or serve as a non-employee director of, the Company or any Affiliate, then:
(a) if termination is for Cause, all Options and Stock Appreciation Rights held by the Participant shall be canceled as of the date of termination;
(b) if termination is voluntary or involuntary without Cause, the Participant may exercise each Option or Stock Appreciation Right held by the Participant within three months after such termination (but not after the expiration date of such Award) to the extent such Award was exercisable pursuant to its terms at the date of termination; provided, however, if the Participant should die within three months after such termination, each Option or Stock Appreciation Right held by the Participant may be exercised by the Participant’s estate, or by any person who acquires the right to exercise by reason of the Participant’s death, at any time within a period of one year after death (but not after the expiration date of the Award) to the extent such Award was exercisable pursuant to its terms at the date of termination;
(c) if termination is (i) by reason of Retirement (or alternatively, in the case of a non-employee director, at a time when the Participant has served for five full years or more and has attained the age of sixty), or (ii) by reason of a Disability, each Option or Stock Appreciation Right held by the Participant shall, at the date or Retirement or Disability, become exercisable to the extent of the total number of shares subject to the Option or Stock Appreciation Right, irrespective of the extent to which such Award would otherwise have been exercisable pursuant to the terms of the Award at the date of Retirement or Disability, and shall otherwise remain in full force and effect in accordance with its terms;
(d) if termination is by reason of the death of the Participant, each Option or Stock Appreciation Right held by the Participant may be exercised by the Participant’s estate, or by any person who acquires the right to exercise such Award by reason of the Participant’s death, to the extent of the total number of shares subject to the Award, irrespective of the extent to which such Award would have otherwise been exercisable pursuant to the terms of the Award at the date of death, and such Award shall otherwise remain in full force and effect in accordance with its terms.
Section 11. General Provisions Applicable To Awards.
(a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments. Notwithstanding the foregoing, in no event shall the Company extend any loan to any Participant in connection with the exercise of an Award; provided, however, that nothing contained herein shall prohibit the Company from maintaining or establishing any broker-assisted cashless exercise program.
(d) Unless the Committee shall otherwise determine, no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution. In no event may an Award be transferred by a Participant for value. Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
(e) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(f) Every Award (other than an Option or Stock Appreciation Right) to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures: (i) Return on Net Assets, (ii) Revenue Growth, (iii) Return on Common Equity, (iv) Total Shareholder Return, (v) Earnings Per Share, (vi) Net Revenue Per Employee (vii) Market Share, (viii) Return on Invested Capital, or (ix) Net Income. For any Award subject to any such pre-established formula, no more than 150,000 Shares can be paid in satisfaction of such Award to any Participant, subject to adjustment as provided in Section 5(e). Notwithstanding any provision of this Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 11(f) applies upon attainment of such pre-established formula.
(g) Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control:
(i) All outstanding Awards granted prior to January 1, 2015 shall become fully vested and exercisable, all performance targets applicable to such Awards, if any, shall be deemed to have been met at target performance, and any restrictions applicable to such Awards shall automatically lapse.
(ii) All outstanding Awards granted on or after January 1, 2015 shall become fully vested and exercisable, all performance targets applicable to such Awards, if any, shall be deemed to have been met at target performance, and any restrictions applicable to such Awards shall automatically lapse, except to the extent such Awards are (1) assumed by the successor corporation (or an affiliate thereof) or continued, or (2) replaced with an equity award that preserves the existing value of the Award at the time of the Change in Control on terms that are no less favorable to the Participant than those applicable to the Award (in each case in clauses (1) and (2), a “Continuing Award”), in which event such Continuing Awards shall remain outstanding and be governed by their respective terms, subject to Section 11(g)(iii) below.
(iii) In the event a Participant holding a Continuing Award is involuntarily terminated without Cause or such Participant terminates employment with the Company for Good Reason (as defined below) within the two-year period commencing on the Change in Control, then, as of the date of such termination, the Continuing Award shall become fully vested and exercisable, all performance targets applicable to the Award, if any, shall be deemed to have been met at target performance, and any other restrictions applicable to any Award shall automatically lapse
(iv) For purposes of this Section 11(g), the following capitalized terms shall have the meanings provided below.

(A) “Good Reason” means the occurrence (without the Participant’s express written consent) of (1) a reduction in the Participant’s base salary as in effect immediately prior to the Change in Control or as the same may be increased thereafter from time to time, or a reduction in the Participant’s annual performance incentive award opportunity or equity-based compensation that is not in good faith and consistent with past practices, or (2) any change in the location of the Participant’s principal place of employment as it existed immediately prior to the Change in Control to a location that is more than twenty-five (25) miles from such principal place of employment. No event described above shall constitute Good Reason unless the Participant gives written notice to the Company of the existence of the event within 90 days after the initial occurrence of such event and the Company has not remedied such within 30 days of receipt of such notice. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement (as defined below), “Good Reason” with respect to such Participant for purposes of this Plan shall have the meaning given to such term in the Change in Control Agreement.
(B) “Change in Control Agreement” means an employment agreement or other agreement or plan between the Company and a Participant and approved by the Board or the Committee that provides for the continued employment of the Participant following a Change in Control and the payment of benefits upon termination of employment in connection with or following a Change in Control.
(v) Notwithstanding anything in this Section 11(g) to the contrary, any Awards that are otherwise subject to Code Section 409A shall not be distributed or payable upon a Change in Control unless the Change in Control otherwise meets the requirements for a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder; instead such Awards shall be distributed or payable in accordance with the Award’s applicable terms.
(h) Non-employee Directors of the Company shall be entitled to defer the receipt of any Shares that may become issuable to them under any Award in accordance with the terms of the 1996 Directors’ Deferral Plan, as the same may be hereinafter amended, or any other plan that may be established by the Company that provides for the deferred receipt of such Shares.
(i) Employees of the Company shall be entitled to defer the receipt of any Shares that may become issuable to them under any Award in accordance with the terms of the Deferred Compensation and Retirement Benefit Restoration Plan, as the same may be hereinafter amended, or any other plan that may be established by the Company that provides for the deferred receipt of such Shares.
Section 12. Amendments And Termination.
(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval (A) if the effect thereof is to increase the number of Shares available for issuance under the Plan or to expand the class of persons eligible to participate in the Plan or (B) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. In all events, no termination or amendment shall be made in a manner that is inconsistent with the requirements under Code Section 409A to allow for tax deferral.
(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award~~,~~; provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan; and provided further that, except as provided in Section 5(e), no such action shall reduce the exercise price, grant price or purchase price of any Award established at the time of grant thereof; and provided further, that the Committee’s authority under this Section 12(b) is limited in the case of Awards subject to Section 11(f), as set forth in Section 11(f); and provided further, that the Committee may not act under this Section 12(b) in a way that is inconsistent with the requirements under Code Section 409A to allow for tax deferral. In no event shall an outstanding Option or Stock Appreciation Right for which the exercise price is less than the Fair Market Value of a Share be cancelled in exchange for cash or, except as provided in Section 5(e), replaced with a new Option or Stock Appreciation Right with a lower exercise price, without approval of the Company’s shareholders.
(c) Except as noted in Section 11(f), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(e)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d) Any provision of the Plan or any Award Agreement to the contrary notwithstanding, in connection with a Business Combination, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.
(e) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect or to otherwise comply with the requirements of Code Section 409A so as to avoid adverse tax consequences under Code Section 409A.
Section 13. Miscellaneous.
(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.
(b) The Committee may delegate to one or more officers or managers of the Company, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended; provided, however, that any delegation to management shall conform with the requirements of the corporate law of New Jersey and with the requirements, if any, of the New York Stock Exchange, in either case as in effect from time to time.
(c) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash, Shares, other securities, other Awards or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(e) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.
(f) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
Section 14. Effective Date Of Plan.
The Plan shall be effective as of the date of its approval by the stockholders of the Company.

Section 15. Term Of The Plan.
No Award shall be granted under the Plan after January 29, 2023. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Appendix C

FRENCH ADDENDUM
TO BECTON DICKINSON AND COMPANY 2004 EMPLOYEE AND DIRECTOR
EQUITY-BASED COMPENSATION PLAN

1. Purpose

This Addendum, dated as of January 21, 2019, modifies the terms and conditions of the Becton Dickinson and Company (the “Company”) 2004 Employee And Director Equity-Based Compensation Plan, as amended and restated as of January 26, 2016 (the “Plan), with respect to the Awards which are intended to be Restricted Stock Units (hereafter “RSU”) and Performance Units (hereafter “PSU”). Other types of Awards under the Plan are not governed by, and will not be granted under, this Addendum.

The terms and conditions of this Addendum modify the Plan as provided below as they relate to Awards made under this Addendum. They are to be read in conjunction with the Plan and the applicable Award Agreement. In the event of any conflict between the terms and conditions of this Addendum and the Plan, the provisions of this Addendum shall prevail with respect to grants made hereunder. Capitalized terms used herein that are not otherwise defined shall have the same meaning as in the Plan.

The purpose of this Addendum is to ensure that Awards granted under this Addendum are in conformity with applicable legislation, with the meaning of:

•	Articles L.225-197-1 to L.225-197-6 of the French Commercial Code for legal purposes;

•	Article 80 quaterdecies of the French General Tax Code for tax purposes; and,

•	Articles L.241-1, L.137-13 and L.137-14 of the French Social Security Code for social security purposes.

2. Definitions

For purposes of this Addendum:

2.1	“Affiliate” means companies of which at least fifty-percent (50%) of the equity or voting rights are held, directly or indirectly, by the Company.

2.2
“Performance Unit” means an Award defined in Section 2(v) of the Plan that is subject to a risk of forfeiture during the vesting period of the Award, as determined by the Committee. This Award may not be payable in cash pursuant to this Addendum.

2.3	“Restricted Stock Unit” means an Award defined in Section 2(x) of the Plan that is subject to a risk of forfeiture during the vesting period of the Award, as determined by the Committee.

3. Eligibility

3.1
Notwithstanding anything in the Plan to the contrary, individuals who are eligible to be granted Awards under this Addendum shall consist exclusively of employees with a valid employment contract (“contrat de travail”) at grant with, and/or who are corporate officers (with or without an employment contract), such as listed below, of, the Company or of an Affiliate established under the laws of France (a “French Affiliate”):

-    “Président du Conseil d’Administration” (Chairman of the Board);
-    “Directeur Général” (Managing Director) ;
-    “Directeurs Généraux Délégués“ (Delegated Managing Directors) ;
-    Members of the “Directoire” (Executive Directors);
-    “Gérant” of a “Société par Actions” (“Manager of a Joint Stock Company”);
-    “Président" (if a private individual) d’une Société par Actions Simplifiée”.

For the avoidance of doubt, officers and directors of the Company, or of a French Affiliate(s), are eligible to be granted Awards under this Addendum if they have a valid employment contract with one of these entities, or if they are one of the corporate officers listed above. No Award can be granted under this Addendum to non-employee members of the “Conseil d’Administration” (the board of directors) of a French Affiliate, or any consultants and advisors.

3.2
In addition, an Award may not be made under this Addendum to employees and/or corporate officers holding more that 10% of the issued share capital in the Company or who, after having received Shares under an Award granted hereunder, would hold more than 10% of the issued share capital in the Company.

3.3
Participants with an Award not granted under this Addendum (either prior to or after the date of this Addendum) may also be covered by this Addendum, provided that the Committee amends the terms of such Award to comply with the terms of this Addendum prior to the vesting of the Award. In this case, an amended Award Agreement will be sent to the Participants within three (3) months following such amendment.

4. Administration

No modification can be made to this Addendum that would adversely affect the rights of a Participant under Awards issued under this Addendum, or which is in contradiction to the French Commercial Code and French Tax Code provisions, without the consent of the Participant, unless the modification is the result of a new law or regulation or any other legal obligation applicable to the Company or any Affiliate.

The terms of this Addendum shall be interpreted by the Committee in accordance with the relevant provisions set forth by French tax and social laws, as well as the regulations issued by the French tax and social administrations.

5. Shares available for Awards

5.1
Notwithstanding the provisions of the Plan to the contrary, the total number of Shares that may be granted to the Participants under this Addendum shall not exceed 10% of the Company’s share capital at grant. Outstanding unvested Awards issued under the Plan shall be treated as outstanding Shares in order to determine the threshold of 10% of the Company’s share capital.

5.2	Awards under this Addendum will be settled only by delivery of Shares to the Participants. Shares of the Company to be delivered under this Addendum may be treasury shares or newly issued shares.

For Awards to be settled by the issuance of treasury shares, the shares shall have been repurchased by the Company at least one day before the applicable Vesting Date.

Shares acquired by the Participant as a result of the vesting of the Award issued under this Addendum shall be maintained in an account in the name of the Participant with the Company, a broker or in such other manner as the Company may otherwise determine to ensure compliance with applicable law. A Participant shall have the voting and dividends rights with respect to the Shares as of the date the Participant becomes the owner of such Shares.

5.3
In connection with any adjustment under Section 5(e) of the Plan, the Committee shall take all the necessary steps to determine the impact of such adjustment on the income tax and social security treatment of Awards made to Participants under this Addendum and whenever possible, to maintain the tax and social security treatment of the Awards; provided, that nothing herein shall prevent the Committee from making any such adjustment. The Committee shall inform such Participants of any such adjustment.

6. Restricted Stock Units

6.1
With respect to RSUs granted to Participants in France under this Addendum, the vesting schedule determined by the Committee, as mentioned in the Award Agreement, is applicable to the Awards governed by this Addendum. Unless the Committee decides otherwise, such vesting period shall be not less than two (2) years de minimis, as defined in Section L.225-197-1 of the French Commercial Code.

6.2
In the event the vesting schedule or an accelerated vesting of an RSU would result in the vesting of the Award (in whole or in part) after the first anniversary of the grant date (the “Minimum Vesting Period”), but prior to the second anniversary of the grant date, a mandatory Share Sale Restriction Period (as defined below) of a minimum one (1) year shall apply to the Shares received upon vesting, as described below. The applicability of the Share Sale Restriction Period will be indicated in the Award Agreement.

6.3
Notwithstanding any provisions of the Plan to the contrary, unless an Award of RSUs (i) vests after the second anniversary of the grant date or (ii) vests after the Minimum Vesting Period (except in case of a Participant death or disability of second (2nd) or third (3rd) category as defined as per Article L.341-4 of the French Social Security Code) and the Shares distributed upon vesting are subject to the Share Sale Restriction Period provided by the French Commercial Code and the Award Agreement, the Award shall be considered as non-qualified for French income tax and social security purposes.

6.4
(i)    If an Award granted under this Addendum vests, in whole or in part, as determined in the Award Agreement, after the Minimum Vesting Period but prior to the second anniversary of the grant date, Shares acquired pursuant to the Award shall be subject to a minimum of one (1) year Share Sale Restriction starting from the vesting date (the “Share Sale Restriction Period”), during which the Shares may not be sold other than in the circumstances set out in paragraph (iii) below. If the Participant ceases employment with the Company, or any Affiliate, at any time after such vesting, the Shares acquired shall nonetheless not be freely transferable before the expiration of the Share Sale Restriction Period.

(ii)    At the end of the above Share Sale Restriction Period (if applicable) or at the end of the Vesting Period (if no Share Sale Restriction Period is applicable), the Shares shall not be sold if doing so would violate any rule that prohibits trading while aware of material non-public information of the Securities and Exchange Commission (SEC) or the “Autorité des Marchés Financiers” (AMF), or any relevant securities law.

(iii)     Notwithstanding any provision of the Plan to the contrary, in the event of the Participant’s death during the Share Sale Restriction Period, the person or persons to whom the Shares are transferred by will or in accordance with the laws of descent and distribution shall not be subject to the Share Sale Restriction Period, the Shares being freely transferable upon the Participant’s death.

(iv)    If the Participant ceases employment with the Company or any Affiliate(s) due to Disability within the 2nd and 3rd categories as defined as per Article L.341-4 of the French Social Security Code during the Share Sale Restriction Period, the Share Sale Restriction Period shall be accelerated and deemed to have lapsed. Such provisions shall not constitute a disqualified event for French income tax and social security.

7. Performance Units

7.1
Notwithstanding any provisions of the Plan and this Addendum to the contrary, in case of the Participant’s death, an Award of Performance Units granted under this Addendum shall vest in full, and the person or persons to whom the Shares are transferred by will or in accordance with the laws of descent and distribution shall be entitled to request the Shares underlying the Performance Units within six (6) months following such death.

7.2
Notwithstanding any provisions to the contrary, in the event of an accelerated vesting provided by the Plan (except in case of a Participant death or Disability), Awards that do not comply with the Minimum Vesting Period and Share Sale Restriction Period (if applicable) provided by the French Commercial Code and the Award Agreement shall be considered as non-qualified for French income tax and social security purposes.

1.
Notwithstanding any provision of the Plan to the contrary, the Shares received upon vesting of an Award of Performance Units shall not be sold if doing so would violate any rule that prohibits trading while aware of material non-public information of the Securities and Exchange Commission (SEC) or the “Autorité des Marchés Financiers” (AMF), or any relevant securities law.

8. General Provisions Applicable to Awards

8.1	RSUs and Performance Units granted under the Addendum are granted for no cash consideration.

8.2
A Participant granted an RSU or Performance Unit Award under this Addendum shall have no shareholder rights, including the right to vote or to receive dividends, until such Award is duly vested and the legal ownership of shares is transferred to the Participant.

8.3
Upon occurrence of a Change of Control, the provisions of the Plan and the applicable Award Agreement shall apply to French participants. In such event, the Committee, in its discretion, may authorize the acceleration of the vesting date of an Award granted hereunder and/or the cancellation of the Share Sale Restriction Period. However, when a tax favorable treatment may be available further to French legislation (article 80 quaterdecies of the French Tax Code), the Committee, in its discretion, may give the choice to French Participants.

In the event the Company exchange Shares for other securities (but for no cash consideration) pursuant to applicable French legal and tax rules and notably, article L.225-197-1 § III of the French Commercial Code, then the provisions of the Plan as well as the periods of vesting and Share Sale Restriction (if applicable) will remain applicable to shares or rights received in exchange.

9. Miscellaneous

9.1
Notwithstanding any provision of the Plan or this Addendum to the contrary, no Shares issued pursuant to an Award granted under this Addendum may be sold prior to the lapse of the Share Sale Restriction Period to satisfy any social security or tax withholding due for such Awards.

The Company or its Affiliates shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due with respect to Awards granted hereunder or shall have the right to deduct any applicable withholding or other employment taxes due from other compensation income paid to the Participant.

The employer is responsible for withholding employees’ social security charges in the event that they are due. However, the Participants remain responsible for bearing the costs of employees’ social security charges.

9.2
The adoption of this Addendum shall not confer upon any Participants, or any employee of a French Affiliate, any employment rights and shall not be construed as a part of any employment contracts that a French Affiliate has with its employees or create any employment relationship with the Company.

BD

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_______

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Vote Online

Go to **www.envisionreports.com/BDX**
or scan the QR code — login details are located below in the shaded title bar.

Vote by Phone

- Within the USA, US territories and Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
- Outside the USA, US territories and Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

LOGIN DETAILS ARE LOCATED BELOW IN THE SHADED TITLE BAR.
Voting instructions submitted by GSIP participants must be received by 12:00 a.m., EST, on January 22, 2020. Voting instructions submitted by all other BD plan participants must be received by 12:00 a.m., EST, on January 24, 2020. All proxies submitted by record holders through the Internet or telephone must be received by 11:00 a.m., EST, on January 28, 2020.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy/Voting Instruction Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Catherine M. Burzik	☐	☐	☐	06 - Christopher Jones	☐	☐	☐	11 - Rebecca W. Rimel	☐	☐	☐
02 - R. Andrew Eckert	☐	☐	☐	07 - Marshall O. Larsen	☐	☐	☐	12 - Timothy M. Ring	☐	☐	☐
03 - Vincent A. Forlenza	☐	☐	☐	08 - David F. Melcher	☐	☐	☐	13 - Bertram L. Scott	☐	☐	☐
04 - Claire M. Fraser	☐	☐	☐	09 - Thomas E. Polen	☐	☐	☐				
05 - Jeffrey W. Henderson	☐	☐	☐	10 - Claire Pomeroy	☐	☐	☐				

C 1234567890 JNT
1 U X P 4 3 8 5 8 5

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

035QID

Dear Shareholder/Plan Participant:

Becton, Dickinson and Company ("BD") encourages you to take advantage of convenient ways by which you can vote or direct the voting of your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.

Your vote is important. Thank you for voting.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BDX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on January 28, 2020

The undersigned hereby appoints Vincent A. Forlenza, Samrat S. Khichi, Christopher R. Reidy and Gary DeFazio, and any of them, with full power of substitution, as proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m. EST on Tuesday, January 28, 2020 at The Westin Governor Morris, 2 Whippany Road, Morristown, New Jersey, and any adjournment or postponement thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting. This does not apply to shares held through Company plans, which are addressed below.

Shares represented by this proxy will be voted as directed by the shareholder. Where no choice is made on the reverse side of this form, the proxies will vote FOR all Director nominees; FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

For plan participants. This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Deferred Compensation and Retirement Benefit Restoration Plan ("Restoration Plan") and, when so provided, the Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the respective trustees for a proportionate number of shares of common stock in the DDP, Restoration Plan and GSIP for which voting instructions are not received. To the extent the undersigned has shares of common stock allocated to an account under the 401(k) plan of the Company or of a subsidiary, the undersigned is considered a named fiduciary. As a named fiduciary, this card constitutes instructions to the 401(k) plan trustees as to how to vote those shares. Shares for which no voting instructions are received by the 401(k) plan trustees will be voted in the same proportion as those shares for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If you do not vote by telephone or over the Internet, please sign, date and return this card using the enclosed envelope.

(Items to be voted appear on reverse side.)

B Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) – Please print date below.
 / /

Signature 1 – Please keep signature within the box.

Signature 2 – Please keep signature within the box.